Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY “[***]”.

DATED 7 OCTOBER 2024

RICHEMONT ITALIA HOLDING S.P.A

and

MYT NETHERLANDS PARENT B.V.

and

COMPAGNIE FINANCIÈRE RICHEMONT S.A.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in YOOX Net-a-Porter Group S.p.A.

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RAI/OXH/KAXB)

CONTENTS PAGE

1.	Interpretation	2

2.	Sale and Purchase	28

3.	Conditions	28

4.	Conduct of Business before Completion and Pre-Completion Obligations	34

5.	Consideration	41

6.	Completion	43

7.	Completion and Post-Completion Arrangements	43

8.	Seller’s Warranties and Undertakings	48

9.	Purchaser’s Remedies and Limitations on Liability	49

10.	Purchaser’s Warranties and Undertakings	49

11.	Seller’s Remedies and Limitations on Liability – Purchaser Warranties	54

12.	Special Indemnities	55

13.	OFS Wind Down	55

14.	Effect of Completion	56

15.	Restrictive Covenants	56

16.	Remedies and Waivers	57

17.	Assignment and Substitution	57

18.	Further Assurance	58

19.	Entire Agreement	58

20.	Notices	59

21.	Announcements and Confidentiality	60

22.	Costs and Expenses and Stamp Taxes	62

23.	Invalidity	62

24.	Choice of Governing Law	63

i

25.	Arbitration	63

26.	Language	64

	Schedule 1 (Completion arrangements)	65

	Part A (The Seller’s obligations)	65

	Part B (Purchaser’s obligations)	67

	Part C (General)	69

	Schedule 2 (Regulatory Conditions)	70

	Schedule 3 (Warranties)	72

	Schedule 4	96

	Schedule 5 (Conversion rate adjustment)	105

	Schedule 6 (Conduct of business before Completion)	111

	Part A (Restricted matters)	111

	Part B (Permitted matters)	114

	Schedule 7 (Material Properties)	116

	Part A (Material Offices)	116

	Part B (Warehouses)	116

	Schedule 8 (Financial Statement)	118

	Schedule 9 (OTB)	121

	Schedule 10 (Contracts)	125

	Schedule 11 (Financial Indebtedness)	126

	Schedule 12 (Consideration Shares Calculation)	127

	Attachment 1 (Basic information about the Company)	130

ii

AGREED FORM DOCUMENTS

Relationship Agreement

Registration Rights Agreement

Transitional Services Agreement

Lock-up Agreement

Resignation Undertaking

Resignation Letter

Notarial Deed of Issue

Loan Agreement TS

iii

THIS AGREEMENT is made the 7th day of October 2024

PARTIES:

1.	RICHEMONT ITALIA HOLDING S.P.A, a company incorporated in Italy with registered number 08158020969 and whose registered office is at Via Benigno Crespi 26, Milan, Italy (the “Seller”);

- on one side -

AND

2.	MYT NETHERLANDS PARENT B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in the Netherlands with registered number 74988441 and whose registered office is at Einsteinring 9, 85609 Aschheim/Munich, Germany, whose Mytheresa ADSs (as defined below) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “MYTE” (the “Purchaser”);

- on the other side -

and, for the sole purposes of Clauses from 7.19 to 7.22

3.	COMPAGNIE FINANCIÈRE RICHEMONT S.A., a company registered in Switzerland having its registered office at 50, chemin de la Chênaie, CP30, 1293 Bellevue, Geneva, Switzerland (the “Guarantor”).

BACKGROUND:

(A)	YNAP is a joint stock company (società per azioni) incorporated under the laws of Italy, having its registered office at Via Morimondo 17, Milan, 20143, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano, Monza-Brianza, Lodi no. 02050461207, and an approved share capital of EUR 1,411,940.94 and a subscribed and paid-up share capital of EUR 1,384,207.41.

(B)	The Company operates, including through its Affiliates, in the e-commerce sector, among other things, as partners of fashion and design brands in the realisation and management of mono-brand online stores to sell clothing products, fashion accessorises and design products.

(C)	The Purchaser, with the assistance of financial, legal, accounting and tax advisers, has conducted or had access to a due diligence exercise in relation to the financial, accounting, legal, tax and commercial affairs of the Group (the “Due Diligence”) including: (i) the review of documentation which has been made available to the Purchaser and its advisers by the Seller, the Group Companies, and their respective Representatives and advisers in the Data Room (the content of which is known to the Purchaser) and (ii) the Q&A sessions asked by the Purchaser and/or its respective advisers, and the relevant answers thereto provided by the Group Companies and their advisers. The information from the Due Diligence activities is considered satisfactory to the Purchaser.

(D)	In light of the foregoing, the Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares, in each case on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.            Interpretation

1.1           In this Agreement, the Schedules and the Attachments to it:

“2019 RSU”	means the Richemont 2019 RSU and PSU Plan with document reference 3.2.5.7.10 in the Data Room, details of which are summarized in the document with document reference 3.2.5.14.5 in the Data Room under the section “Richemont Long-term Incentive Plans”;

“2019 SOP”	means the Richemont 2019 Stock Option Plan with document reference 3.2.5.7.11 in the Data Room, details of which are summarized in the document with document reference 3.2.5.14.5 in the Data Room under the section “Richemont Long-term Incentive Plans”;

“2021 RSU”	means the Richemont 2021 RSU and PSU Plan with document reference 3.2.5.7.12 in the Data Room, details of which are summarized in the document with document reference 3.2.5.14.5 in the Data Room under the section “Richemont Long-term Incentive Plans”;

“2022 RSU”	means the Richemont 2022 RSU and PSU Plan with document reference 3.2.5.7.13 in the Data Room, details of which are summarized in the document with document reference 3.2.5.14.5 in the Data Room under the section “Richemont Long-term Incentive Plans”;

“56 Expert”	means such individual as jointly selected by the parties who satisfies the requirements of “esperto indipendente” pursuant to article 2, lett. o) of the Italian Crisis and Insolvency Code;

“56 Opinion”	means the “attestazione” of the Business Plan to be issued by the 56 Expert pursuant to article 56 of the Italian Crisis and Insolvency Code;

“56 Opinion Condition”	has the meaning given in Clause 3.1(C);

“60 Day VWAP”	means the VWAP for the sixty (60) Trading Day period ending three (3) Trading Days prior to Completion (or the last day on which Mytheresa ADSs are listed on the NYSE, if not so listed at Completion) subject, in the event of a Conversion Rate Adjustment occurring in such period, to paragraph (I) of Schedule 5 (Conversion rate adjustment);

“Accounting Principles”	means the International Financial Reporting Standards, including the International Accounting Standards, issued by the IASB and the Interpretations, issued by the International Financial Reporting Interpretation Committee (“IFRS”) or the accounting principles and practices generally accepted in the relevant country in respect of any Group Company, as in effect at the relevant time or for the relevant period, as applied by each Group Company in the preparation of the Statutory Accounts, as applicable, as at 31 March 2023 and 31 March 2024;

“Actual Tax Consolidation Receivable”	has the meaning given in Clause 7.13(B);

“Affiliate”	means, in relation to a person, any company which Controls, which is Controlled by or which is under common Control with, that person, provided that, in the case of the Seller, ‘Affiliate’ shall exclude Compagnie Financière Rupert SA and any person that Controls Compagnie Financière Rupert SA and, in the case of the Purchaser, shall exclude MYT Holding LLC and any person that Controls MYT Holding LLC;

“Anti-Corruption and Anti-Money Laundering Laws”	means (a) any applicable Law relating to bribery or corruption (governmental or commercial), including applicable Laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as (i) the US Foreign Corrupt Practices Act 1977 (as amended from time to time); (ii) the UK Bribery Act 2010; (iii) the Italian Legislative Decree no. 231 dated 8 June 2001; (iv) any applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries; (v) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice Guidance on Internal Controls, Ethics, and Compliance; and (vi) any applicable anti-money laundering Laws (including the Italian Legislative Decree no. 231 dated 21 November 2007 and the Italian Legislative Decree no. 231 dated 8 June 2001);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Geneva, Luxembourg, Amsterdam, Milan and New York;

“Business Plan”	means the business plan shared via email from J.P.Morgan ([***] to Goldman Sachs ([***]) on 2 October 2024 at 10:16 am (CET);

“Cash”	means the proforma consolidated cash, bank deposits or cash equivalents owned by any member of the Group (excluding Feng Mao) including, without limitation, cash at bank and in hand and shares, bonds, treasury bills and other such securities and interest accrued on each of the foregoing, and including the Tax Consolidation Receivable to the extent Completion occurs after 31 March 2025 and before settlement of the Tax Consolidation Receivable (each presented in terms of absolute values), but excluding (1) any amount due to one member of the Group from another member of the Group, (2) any Inter-Company Receivable (other than the Tax Consolidation Receivable to the extent Completion occurs after 31 March 2025 and before settlement of the Tax Consolidation Receivable), (3) any cash in the Group’s dedicated account(s) owed to: (i) marketplace sellers, collected by any Group Company from marketplace sales on YOOX; and (ii) brands selling on an undisclosed agency model basis, collected by any Group Company from sales on YNAP Luxury, in each case, for the avoidance of doubt, not including the Group’s commission from such sales, (4) any cash from “Moneyoox” or similar return mechanisms to the extent forming part of cash or bank balances under this definition, and (5) security deposits required by payment providers to the extent forming part of cash or bank balances under this definition;

“CMA”	means the United Kingdom Competition and Markets Authority;

“CMA Condition”	has the meaning given in Paragraph 1(B) of Schedule 2 (Regulatory Conditions);

“Code” or “Italian Civil Code”	means the Italian civil code, as approved by the Royal Decree, dated 16 March 1942, no. 262, as subsequently amended and supplemented;

“Company” or “YNAP”	means YOOX Net-a-Porter Group S.p.A., basic information concerning which is set out in Attachment 1 (Basic information about the Company);

[***]	[***]

“Completion”	means completion of the sale and purchase of the Shares under this Agreement and, more generally, the execution and exchange of all documents and the performance and consummation of all obligations and transactions respectively required to be executed,exchanged, performed and consummated by the Purchaser and the Seller on the Completion Date pursuant to Clause 6;

“Completion Date”	means the fifth (5th) Business Day following the date on which the last in time of the Conditions shall have been satisfied or waived in accordance with this Agreement, or such other date as the Purchaser and Seller may agree in writing or as is required by Clause 3.20;

“Conditions”	has the meaning given in Clause 3.1;

“Confidentiality Agreement”	means the confidentiality agreement between the Purchaser and Richemont International S.A. dated 19 March 2024, pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group;

“Consideration Shares”	means the number of Mytheresa Shares to be issued to the Seller in accordance with Clause 5.2;

“Consideration Shares Information”	has the meaning given in Clause 5.5(A);

“Consideration Shares Information Warranty”	has the meaning given in Clause 10.1(P);

“Consideration Shares Value”	means the total value of the Consideration Shares, calculated as follows: (i) the total number of Consideration Shares; MULTIPLIED BY (ii) the 60 Day VWAP;

“Control”	has the meaning provided by Article 2359, first and second paragraphs of the Code or, in any case, means the direct or indirect capacity of a person to appoint the majority of the directors of such person; the terms “Controlled”, “Controlling” and similar shall have a meaning consistent with that of Control except where the context requires otherwise;

“Conversion Rate”	has the meaning given in Clause 5.2;

“Conversion Rate Adjustment”	has the meaning given in Clause 5.2;

“Da Vinci Buyout SPA”	means the share purchase agreement between Alibaba.com (Europe) Limited, as seller, and NAPG, as purchaser, dated 15 July 2024 and pursuant to which NAPG became the sole shareholder of Da Vinci Holdings Limited;

“Data Room”	means the electronic data room entitled “Ribbon” hosted by DFinSolutions as at 11.59 p.m. on 5 October 2024, a copy of the contents (the index of the contents of the Data Room being in agreed form) of which can be found in the encrypted and non-changeable USB drive delivered on or as soon as possible following the date of this Agreement to the Purchaser or its advisers;

“Dutch Notary”	means any civil law notary of Baker & McKenzie Amsterdam N.V. or such civil law notary’s substitute;

“Depositary”	means the Bank of New York Mellon;

“Dilutive Security”	has the meaning given to it in limb (B) of the definition of Fully Diluted Mytheresa Share Capital;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Seller to the Purchaser for the purposes of Clause 9.1;

“Dispute”	has the meaning given in Clause 25.1;

“Dispute Notice”	has the meaning given in Clause 7.8;

“Disputed Items”	has the meaning given in Clause 7.9;

“Draft Financial Statement”	has the meaning given in Clause 7.4;

“Employee”	means an employee of any member of the Group;

“Encumbrance”	means any in rem right (diritto reale), in rem security (diritto reale di garanzia) or diritto reale di godimento, including, without limitation, any pledge (pegno), mortgage (ipoteca), privilege (privilegio), charge, public or private easement, usufruct (usufrutto), attachment (pignoramento), seizure (sequestro), in rem burden (onere reale), private or public lien, option rights, pre-emption right, right of first refusal, prejudicial registration, eviction proceeding or expropriation procedure, restriction on title (other than imposed by Law or regulation (including real property users’ or owners’ regulation)) or escrow arrangement (but in all cases shall not include a licence of Intellectual Property Rights);

“Estimated Tax Consolidation Receivable”	has the meaning given in Clause 7.3(A);

“Exchange Act”	has the meaning given in Clause 10.1(L);

“Exchange Rate”	means, with respect to a particular currency, the London 4:00 p.m. Closing Spot Rate of exchange for that currency into euro as published by Reuters or, where no such rate is published in respect of that currency for the relevant date by Reuters, at the fixing rate quoted by the European Central Bank around 4:00 p.m. on that date;

“Expert”	has the meaning given in Clause 7.10;

“Factoring Supplier List”	means the existing suppliers of the reverse factoring programme as set out in the document at document reference 7.1.2.308 in the Data Room;

“Fairly Disclosed”

means fairly disclosed:

(a)      to the Purchaser with sufficient detail so as to allow the Purchaser; or

(b)      to the Seller with sufficient detail so as to allow the Seller,

to make a reasonably informed assessment of the nature and scope of the matters so disclosed;

“Feng Mao”	means Da Vinci Holdings Limited and its wholly owned subsidiary Feng Mao Trading (Shanghai) Company Ltd;

“Feng Mao Wind Down”	means the wind down plan in respect of Feng Mao with document reference 4.1.2.1 and 4.2.1.1 in the Data Room (such document, the “Feng Mao Wind Down Reference Document”);

“Feng Mao Retention Plan”	has the meaning given to the ‘Feng Mao Plan’ in the document with reference 3.2.5.14.1 in the Data Room;

“Filing”	means any notification, application or filing that is required to be or is customarily made to any Governmental Entity in connection with the Regulatory Conditions, including the completion of all no objection applications and delivery of any undertakings, documents and information in the form customarily required by such Governmental Entity and, where the payment of a filing fee is necessary for the notification, application, or filing to be effective, the payment of any such filing fee;

“Financing Documents”	has the meaning given in Clause 4.20;

“Final Financial Statement”	means the final Financial Statement as agreed pursuant to Clause 7.10 or determined pursuant to Clause 7.11(C);

“Financial Indebtedness”

means the proforma consolidated financial indebtedness of the Group (excluding Feng Mao) in respect of (each presented as an absolute value):

(a)   money borrowed, or other financing liabilities or obligations, including overdrafts, interests accrued and other liabilities in the nature of borrowed money at banks or other financial institutions and any liabilities due to credit card institutions e.g. the American Express Card B2B Payment facility; or member of the Retained Group (including, for the avoidance of doubt, any intercompany loan), but excluding liabilities towards factoring institutions;

(b)   any dividends declared but not paid by the Company;

(c)  any amounts payable, but not yet paid, by the Company in connection with any management or employee bonus plan (including social security and taxes thereon) which were granted or are payable in connection with the sale of the Shares to the Purchaser (including, for the avoidance of doubt, the Ribbon Retention Plan);

(d)   any professional costs, fees, commissions and expenses related to the negotiation, preparation and execution of this Agreement and/or triggered by the execution or consummation of this Agreement including M&A fees, advisory fees and legal fees;

(e)  (i) all payables (but excluding (a) those under supply chain financing/reverse factoring agreements; (b) any payables towards the Group Companies (e.g. intercompany payables, which are offset at Group consolidated level; and (c) any items covered by the Specific Indemnities) overdue by over 15 (fifteen) days and (ii) if the aggregate amount of all such payables overdue (but overdue by 15 (fifteen) days or less) is in excess of EUR 20,000,000, then any such amount that is in excess of EUR 20,000,000, provided that in each case, it being understood that such balances shall be reduced by the corresponding credit notes of the relevant payee to the extent such credit notes are undisputed and recoverable;

(f)   liabilities and provisions for severance obligations, including but not limited to provisions for TFR (trattamento di fine rapporto) and YNAP Middle East General Trading LLC end of service benefit payment, and initiated by the Seller prior to Completion;

(g)   liabilities relating to any Long Term Benefit Plans (including social security and tax thereon) that will become payable upon, or as a result of Completion, and thus for the sake of clarity excluding the OFS retention plan and the tech cash plan;

(h)  an amount corresponding to the delta of actual trade payables under supply chain financing/reverse factoring agreements as of Completion compared to the amount of these trade payables under supply chain financing/reverse factoring agreements recalculated assuming DPO of forty-five (45) days. For the sake of clarity, such an amount shall be determined invoice by invoice for each supplier, on an individual basis, by adding to each invoice date forty-five (45) days in order to recalculate the estimated due date for each invoice. Please refer to the calculation attached in Schedule 11 (Financial Indebtedness), for illustrative purposes only; and

(i)    to the extent the counterparty requires cash collateralisation thereof by or upon Completion to replace the relevant third-party guarantees, the amount of collateral required up to: (A) EUR 356,526.50 in respect of BNL (being that guarantee set out in line 10 of Part B of the document with the document reference 7.1.2.247 in the Data Room); and (B) up to EUR 1,549,592.57 in respect to UniCredit (being that guarantee set out in lines 11 to 13 of Part B of the document with the document reference 7.1.2.247 in the Data Room) (and if no cash collateralisation is required, the amount shall be zero);

in each case, as set out in the Financial Statement and excluding, for the avoidance of doubt, trade credit incurred from suppliers (including, without limitation, any members of the Retained Group) in the ordinary course of trading and IFRS 16 liabilities of the Group;

“Financial Statement”	means a financial statement prepared and agreed or determined in accordance with Clause 7 (Completion and Post-Completion Arrangements), Schedule 8 (Financial Statement) and the definitions of: (a) Cash; and (b) Financial Indebtedness;

“Forfeited Dilutive Instruments”	means any vested and unvested phantom shares, options, restricted stock units, conversion rights or any other similar instruments or securities convertible into any equity interest in respect of shares in the capital of the Purchaser that, pursuant to the terms of the relevant employee’s termination of employment, the employee is permanently unable to, and the Purchaser does not permit such employee to, exercise such instruments or securities;

“Fully Diluted Mytheresa Share Capital”

means the aggregate of:

(a)   the number of issued and outstanding Mytheresa Shares immediately following Completion (including, for the avoidance of doubt, the Consideration Shares to be issued pursuant to Clause 5 (Consideration)); and

(b)   such number of Mytheresa Shares issuable pursuant to the exercise or vesting of all vested and unvested shares, share options, share awards, restricted stock units, performance stock units, conversion rights or any other similar instruments or securities in or convertible into any equity interest in the Purchaser, or phantom shares calculated by reference to Mytheresa shares, (each a “Dilutive Security”), in each case, as at Completion as calculated in accordance with the provisions set out in Schedule 12 (Consideration Shares Calculation);

“Fundamental Purchaser Warranties”	means the Purchaser Warranties set out in Clause 10.1 and “Fundamental Purchaser Warranty” shall be construed accordingly;

“Fundamental Warranties”	means the warranties set out in paragraphs 1, 2 and 6 of Schedule 3 (Warranties) and “Fundamental Warranty” shall be construed accordingly;

“Government Official”

means:

(a)   any full or part-time official, officer, employee, or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity, whether elected or appointed;

(b)   any political party, party official or political officer; or

(c)   any company, business, enterprise, or other entity owned, in whole or in part or controlled by any person described in the foregoing sub-paragraphs (a) or (b) (excluding a sovereign wealth fund);

“Governmental Entity”	means any supra-national, national, federal, state, county, regional, municipal, local, or foreign governmental or administrative authority, tribunal, commission or any entity or body (including securities exchange) exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government or any subdivision, department, agency or branch of any of the foregoing;

“Group”	means the Company and each of its Subsidiaries from time to time (including any new holding company) and “member of the Group” and “Group Company” shall be construed accordingly;

“Guaranteed Obligation”	has the meaning given in Clause 7.19;

“IASB”	means the International Accounting Standards Board;

“ICC”	has the meaning given in Clause 25.1;

“Indemnified Group”	means (A) in case of any claim for a Purchaser Indemnification Obligation, the Retained Group; and (B) in case of any claim for a Seller Indemnification Obligation, the Purchaser Group;

“Indemnified Party”	means (A) in case of any claim for a Purchaser Indemnification Obligation, the Seller; and (B) in case of any claim for a Seller Indemnification Obligation, the Purchaser;

“Indemnifying Party”	means (A) in case of any claim for a Purchaser Indemnification Obligation, the Purchaser; and (B) in case of any claim for a Seller Indemnification Obligation, the Seller;

“Indemnification Obligation”	means a Seller Indemnification Obligation or a Purchaser Indemnification Obligation (as applicable) and “Indemnification Obligations” shall be construed accordingly;

“Insolvency Event”

means, with respect to a person or entity, where:

(a)    it is unable to pay any of its debts as they fall due or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (“IA 1986”) as if the words “it is proved to the satisfaction of the court” did not appear in sections 123(1)(e) or 123(2) of the IA 1986;

(b)   it commences negotiations with all or any creditor with a view to rescheduling any of its debts, or makes a proposal for or enters into any composition, compromise, assignment or arrangement with any of its creditors, in circumstances of actual or anticipated financial distress;

(c)   a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the insolvent winding up of such person and such procedure(s) or step(s) are not discontinued, terminated or discharged within sixty (60) Business Days;

(d)   any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (including by way of a voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) other than a solvent liquidation or reorganisation and such procedure(s) or step(s) are not discontinued, terminated or discharged within sixty (60) Business Days;

(e)   any corporate action, legal proceedings or other procedure or step is taken in relation to the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager, monitor, nominee, supervisor or other similar officer in respect of such persons or any of its assets and such procedure(s) or step(s) are not discontinued, terminated or discharged within sixty (60) Business Days;

(f)   an application is made to court, or an order is made, for the appointment of an administrator, or a notice of intention to appoint an administrator is given or an administrator is appointed, over such person and such procedure(s) or step(s) are not discontinued, terminated or discharged within sixty (60) Business Days; or

(g)  any event occurs, or proceeding is taken, with respect to such person in its jurisdiction of residence or incorporation, as the case may be, that has an effect equivalent or similar to any of the events mentioned in paragraphs (a) to (f) above and subject to the same or equivalent conditions;

“Inter-Company Payables”	means the amounts owing, including in respect of interest accrued on all such amounts from members of the Group to members of the Retained Group (including, without limitation, any distribution declared by any member of the Group in favour of or payable to any member of the Retained Group and any amounts owed in connection with tax consolidation arrangements), excluding Ordinary Trading Items;

“Inter-Company Receivables”	means the amounts owing, including in respect of interest accrued on all such amounts from members of the Retained Group to members of the Group (including, without limitation, any amounts owed in connection with tax consolidation arrangements), excluding Ordinary Trading Items;

“Italian Crisis and Insolvency Code”	means Legislative Decree no. 14 of 12 January 2019, as amended from time to time;

“KFTC”	means the Korea Fair Trade Commission;

“Law”	means all applicable legislation, statutes, directives, regulations, rules, judgments, decisions, decrees, orders, instruments, notices, ordinances and other legislative measures or decisions having the force of law, treaties, rule of common law, conventions and other agreements between states, or between states and the European Union or other supranational bodies, binding court orders, judgments and decrees, any applicable rule or order that is set out by a Governmental Entity that is binding on a party, and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Listing Condition”	has the meaning given in Clause 3.1(A);

“Loan Agreement TS”	means the loan agreement term-sheet in the agreed form, with Richemont International Holding S.A. (as lender) and NAPG (as borrower);

“Lock-Up Agreement”	means the lock-up agreement in the agreed form to be entered into between the Seller and the Purchaser at Completion;

“Long Stop Date”	means the date falling twelve (12) months following the date of this Agreement or as otherwise extended pursuant to Clauses 3.13 or 3.20;

“Long Term Benefit Plans”	means the 2019 RSU, the 2019 SOP, the 2021 RSU and the 2022 RSU;

“Loss”	means any loss pursuant to, and in accordance with, Article 1223 of the Code (excluding, save in the context of the “Tax Waiver Amount” defined in Schedule 1 (Indemnities) of the Disclosure Letter, the loss of any Tax asset (whether by utilisation, set-off or otherwise));

“Market Disruption Event”	means with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Mytheresa ADSs are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Mytheresa ADSs or in any options contracts or futures contracts relating to the Mytheresa ADSs;

“Material Group Company”	means the Company, NAPG, YOOX Asia Ltd and YNAP Corporation;

“Material Office”	means those offices listed in Part A of Schedule 7 (Material Properties);

“MYTE Data Room”	means the electronic data room entitled “Mytheresa” hosted by Datasite as at 12.38 p.m.(CET) on 1 October 2024, a copy of the contents (the index of the contents of the MYTE Data Room being in agreed form) of which can be found in the encrypted and non-changeable USB drive delivered on or as soon as possible following the date of this Agreement to the Seller or its advisers;

“Mytheresa ADSs”	means American Depositary Shares in respect of the Purchaser, each representing one Mytheresa Share;

“Mytheresa Group Interim Accounts”	has the meaning given in Clause 10.2(C);

“Mytheresa Reports and Accounts”	has the meaning given in Clause 10.2(B);

“Mytheresa Shares”	means the ordinary shares of EUR 0.000015 nominal value each in the share capital of the Purchaser or such successor class of shares of the Purchaser (or any holding company or successor entity thereof);

“mytheresa.com GmbH”	means mytheresa.com GmbH, a company incorporated in Germany with registered office in Einsteinring 9, 85609 Aschheim/Munich, Germany, registration number HRB 135658;

“MYT Holding”	means MYT Holding, LLC, a Delaware limited liability company, and the majority shareholder of the Purchaser;

“MYT Regulatory Conditions”	shall have the meaning set out in Schedule 2 (Regulatory Conditions) and “MYT Regulatory Condition” shall be construed accordingly;

“NAP Asia”	means The Net-A-Porter Asia Pacific Limited, a private limited company incorporated under the laws of Hong Kong, registered under no. 58609046, having its registered office at Room 2313-19, Jardine House 1 Connaught Place Central Hong Kong;

“NAPG”	means The Net-A-Porter Group Limited, a private limited company incorporated under the laws of England and Wales, registered under no. 03820604, having its registered office at 1 The Village Offices, Westfield London, Ariel Way, London, W12 7GF, United Kingdom;

“Net Financial Position”	means Cash LESS Financial Indebtedness;

“Non-notifying Party”	means (i) the Seller with respect to all filings, notifications or submissions in relation to the YNAP Regulatory Conditions, and (ii) the Purchaser with respect to filings, notifications or submissions in relation to the MYT Regulatory Conditions;

“Notarial Deed of Issue”	means the notarial deed of issuance of shares to be executed by the Dutch Notary, pursuant to which the Purchaser shall issue the Consideration Shares to the Seller at Completion;

“Notice of Claim”	has the meaning given in paragraph 2.3 of Schedule 4 (Limitations on liability);

“Notifying Party”	means (i) the Purchaser, with respect to all filings, notifications or submissions in relation to the YNAP Regulatory Conditions, and (ii) the Seller, with respect to filings, notifications or submissions in relation to the MYT Regulatory Conditions;

“OFS Activities”	means the OFS Services and, to the extent in full force and effect from time to time, the OFS Agreements;

“OFS Agreements”	means: (i) the OFS RIC Agreements; and (ii) the third party agreements summarised in document reference 3.2.3.3.6.6 in the Data Room, in each case with any amendments or related agreements thereto entered into for the purpose of transition and decommissioning of OFS Services;

“OFS RIC Agreements”	means the agreements as provided in the folders with references 3.2.3.3.6.1 to 3.2.3.3.6.5 in the Data Room;

“OFS Services”	means the provision by the Company (or a member of the Group) of B2B services to certain luxury brands to set-up and power their own e-commerce destinations, including online and mobile store development, including, in each case, all related and supporting activities thereto;

“OFS Termination Agreements”	means the agreements as provided in the folders with reference 3.2.3.3.6.6 in the Data Room;

“OFS Wind Down”	means the wind down plan in respect of the OFS Services with document reference 4.2.2.2 in the Data Room;

“Ordinary Trading Items”	means trade indebtedness and trade receivables in the ordinary course of business (including, without limitation, usual management charges and other administrative charges, forward foreign exchange contracts and amounts outstanding in respect of health insurance, insurance recharges, pension or group VAT arrangements, purchases / sales in the ordinary course of business) between on the one hand, members of the Group and, on the other hand, members of the Retained Group including any amounts owing under the OFS RIC Agreements and RIC Multibrand Agreements;

“Parent Company Guarantee”	has the meaning given in Clause 7.19;

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with Clauses 3.13 or 3.20;

“Provisional Financial Statement”	has the meaning given in Clause 7.3(A);

“Purchaser Disclosure Letter”	means the letter of the same date as this Agreement written by the Purchaser to the Seller for the purposes of Clause 11.1;

“Purchaser Filing”	means a Filing that is required to be made by the Purchaser in connection with the YNAP Regulatory Conditions (as defined in Schedule 2 (Regulatory Conditions));

“Purchaser Group”	means the Purchaser (or its successor entities) and each of its direct and indirect subsidiaries from time to time;

“Purchaser Indemnification Obligations”	has the meaning given in Clause 11.2;

“Purchaser Warranties”	means those warranties set out in Clauses 10.1 and 10.2; and “Purchaser Warranty” shall be construed accordingly;

“RCF Commitment Letter”	means the commitment letter, dated on or around the date of this Agreement, between the Purchaser (as purchaser) and Richemont International Holding S.A. (as lender);

“Regulatory Conditions”	means the conditions set out in Schedule 2 (Regulatory Conditions) and “Regulatory Condition” shall be construed accordingly;

“Relationship Agreement”	means the relationship agreement in the agreed form to be entered into between the Seller and the Purchaser at Completion;

“Relief”	means any loss, relief, allowance, credit, or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any right to a refund or repayment of Tax, as well as any repayment of Tax;

“Registration Rights Agreement”	means the registration rights agreement in the agreed form to be entered into between the Seller and the Purchaser at Completion;

“Representatives”	means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Resignation Letter”	has the meaning given in paragraph 9(B) of Part A of Schedule 1 (Completion arrangements);

“Resignation Undertaking”	has the meaning given in paragraph 3(B) of Part B of Schedule 1 (Completion arrangements);

“Resigning Directors”	has the meaning given in paragraph 9 of Part A of Schedule 1 (Completion arrangements);

“Resigning Statutory Auditors”	has the meaning given in paragraph 9 of Part A of Schedule 1 (Completion arrangements);

“Restricted Period”	has the meaning given in Clause 15.1;

“Retained Group”	means Compagnie Financière Richemont S.A. (or its successor entities) and each of its subsidiaries from time to time (but excluding the Group);

“Richemont Nominee”	has the meaning given in Clause 4.19(A);

“Ribbon Retention Plan”	has the meaning given to the ‘Ribbon Plan’ in the document with reference 3.2.5.14.1 in the Data Room;

“RIC Multibrand Agreements”	means agreements for the supply of products of certain brands of the Retained Group to the Group, as provided in folder reference 3.2.3.3.5.2 in the Data Room;

“Sanctioned Country”	means a country, region or territory that is itself the target of Sanctions (as at the date of this Agreement, being the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba,Iran, North Korea, Russia, Belarus and Syria);

“Sanctioned Person”	means any person that is the target of Sanctions, including: (a) any person who is listed on a Sanctions List of designated persons publicly issued by a Sanctions Authority; (b) any person operating from, organised under the Laws of, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or controlled by, or acting for or on behalf of, any person identified in (a) to (c) above;

“Sanctions”	means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority;

“Sanctions Authority”	means: (i) the United States; (ii) the United Nations Security Council; (iii) the European Union or any member state thereof; (iv) the United Kingdom; (v) the respective governmental institutions and agencies of any of the foregoing including, without limitation, His Majesty’s Treasury, the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government; or (vi) any Governmental Entity responsible for the administration or enforcement of Sanctions Laws in a jurisdiction in which a Group Company is located;

“Sanctions Laws”	means any trade, economic or financial sanctions, asset freezing measures or trade embargoes or related restrictive measures or directives imposed, administered or enforced from time to time by any Sanctions Authority;

“Sanctions List”	means lists of persons subject to blocking, freezing or transaction-banning measures including: (a) the Specially Designated Nationals and Blocked Persons list maintained by OFAC; (b) Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, (c) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission; and (d) any other similar list maintained by a Sanctions Authority;

“SEC”	has the meaning given in Clause 10.1(L);

“Seller Filing”	means a Filing that is required to be made by the Seller in connection with the MYT Regulatory Conditions;

“Seller Guarantee”	means any guarantee, indemnity, assurance, undertaking, commitment or other security obligation in effect at Completion and granted, entered into or procured (including any bank guarantee or credit support from a financial institution issued pursuant to facilities entered into by such institution and a member of the Retained Group) by the Seller or any member of the Retained Group in relation to or arising out of an obligation or liability of any member of the Group (or of their employees, agents, advisers or persons otherwise connected with them);

“Seller Indemnification Obligations”	means the undertakings of the Seller under Clause 9.2 or in respect of the Specific Indemnities under Clause 12;

“Shares”	means all the ordinary shares without nominal value in the capital of the Company from time to time;

“Specific Indemnities”	has the meaning given in Schedule 1 (Indemnities) of the Disclosure Letter;

“Statutory Accounts”	means the (i) audited financial statements of each of the Company, NAPG, YOOX Asia, NAP Asia and YNAP Middle East General Trading, in each case as at and for the financial year ended on 31 March 2023; (ii) for the purposes of the Warranties to be given by the Seller as at the date of this Agreement only, the audited financial statements of the Company as at and for the financial year ended on 31 March 2024, and comprising (as applicable) the statement of comprehensive income, income statement, balance sheet, statement of changes in equity, the directors’ report, independent auditors’ report and the notes thereto; and (iii) for the purposes of the Warranties to be given by the Seller at Completion only, the audited financial statements of the Company, NAPG, YOOX Asia, NAP Asia and YNAP Middle East General Trading as at and for the financial year ended on 31 March 2024, and comprising (as applicable) the statement of comprehensive income, income statement, balance sheet, statement of changes in equity, the directors’ report, independent auditors’ report and the notes thereto;

“Subsidiary”	means at any relevant time any then subsidiary or subsidiary undertaking of the Company, basic information concerning each current subsidiary and subsidiary undertaking of the Company as at the date of this Agreement as set out at Appendix 2 to the Disclosure Letter;

“Supervisory Board”	has the meaning given in Clause 4.19(A);

“Tax” or “Taxation”	means (i) all state, local or municipal taxes, direct or indirect taxes (including but not limited to value added tax, sales tax and registration tax), duties (including but not limited to stamp duties and other similar taxes), property or any kind of transfer taxes, sales and excise taxes, customs, capital gains taxes, charges of fees however denominated, cadastral tax, mortgage tax, salary / wage tax, social charges, employer and employee social security contributions, levies, imposts, contributions, substitute taxes, federal, state, local, or non-U.S. income tax, gross receipts tax, license tax, payroll tax, employment tax, occupation tax, premium tax, windfall profits tax, environmental tax, customs, duties, franchise tax, unemployment tax, disability tax, real property tax, personal property tax, abandoned, unclaimed, and/or escheat property tax, use tax, any kind of withholding taxes including withholdings or amounts in the nature of tax, whenever and by whatever authority imposed (whether national or local) in any jurisdiction or territory or sub- division thereof, irrespective of the person to which any of the foregoing is directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing (including any joint, several, direct or other duties for taxes imposed by a Tax Authority referable to a party, other than the Group Companies, for which any of the Group Company is or may be held responsible, including by way of secondary or otherwise derivative liability) collected or assessed by, or payable to, any Tax Authority; (ii) the clawback or other recovery of any Relief previously paid or granted by a Tax Authority; and (iii) in the United Arab Emirates, payments to a Governmental Entity pursuant to any obligation under the United Arab Emirates Economic Substance Regulations as per the Cabinet of Ministers Resolution No. 31 of 2019 and all further amendments thereto;

“Tax Authority”	means any government, state, region or municipality or any local authority responsible for the collection or management or assessment of any Tax and any body or official whatsoever competent to impose, administer, levy, assess or collect Tax;

“Tax Consolidation Receivable”	means the receivable of the Company payable by the Seller arising from the remuneration of the Company’s tax attributes (e.g., tax losses; excess of EBITDA; excess of NID, non-deductible interest expenses; interest income) within the fiscal unit, according to the tax group agreement and related regulation, as at 31 March 2025;

“Tax Warranties”	means the Warranties set out in paragraph 16 of Schedule 3 (Warranties) and “Tax Warranty” shall be construed accordingly;

“Third-Party Claim”	has the meaning given in paragraph 15.1 of Schedule 4 (Limitations on liability);

“Trade Control Laws”	means: (a) all applicable trade, export control and import Laws of the United States of America, the European Union and the United Kingdom; and (b) all applicable trade, export control and import Laws imposed or enforced by a Governmental Entity in a country in which a Group Company operates or into or from which a Group Company imports or exports;

“Trading Day”	means any day on which: (A) trading in Mytheresa ADSs generally occurs on the principal U.S. national securities exchange on which the Mytheresa ADSs are then listed or, if the Mytheresa ADSs are not then listed on a U.S. national securities exchange, on the principal other market on which the Mytheresa ADSs are then traded; and (B) there is no Market Disruption Event. If the Mytheresa ADSs are not so listed or traded, then “Trading Day” means a Business Day;

“Transaction Documents”	means the Confidentiality Agreement, this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, the Transitional Services Agreement, the Voting Agreement, the Relationship Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Loan Agreement TS and any other agreements entered into or to be entered into pursuant to this Agreement (including the agreed form documents);

“Transitional Services Agreement”	means the transitional services agreement to be entered into by Richemont International S.A. and the Company at Completion in the agreed form;

“VAT”

means:

(a)   any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including UK value added tax imposed under the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(b)   any other Tax of a similar nature to the Taxes referred to in paragraph (a) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) above or imposed elsewhere (including, for the avoidance of doubt, any sales Tax and any goods and services Tax);

“Voting Agreement”	means the agreement to be entered into on or before the date of this Agreement between MYT Holding LLC and the Purchaser, pursuant to which, among other things, MYT Holding LLC undertakes to the Purchaser to vote its Mytheresa Shares in favour of resolution(s)for the election of the Seller’s nominee to the Supervisory Board at the general meeting of shareholders of the Purchaser, in each case subject to the terms and conditions of the agreed form Relationship Agreement;

“VWAP”	means, for any Trading Day, the volume-weighted average price per share of the Mytheresa ADSs as reported by Bloomberg L.P. in respect of the period from 9:30 a.m.to 4:00 p.m., New York City time on such Trading Day;

“Warehouse”	means those warehouses listed in Part B of Schedule 7 (Material Properties);

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Seller and “Warranty” shall be construed accordingly;

“Working Hours”	means 9.30 a.m.to 5.30 p.m. on a Business Day;

“YNAP Guarantee”	means any guarantee, indemnity, assurance, undertaking, commitment or other security obligation in effect at Completion and granted, entered into or procured (including any bank guarantee or credit support from a financial institution issued pursuant to facilities entered into by such institution and a member of the Group) by the Company or any member of the Group in relation to or arising out of an obligation or liability of any member of the Retained Group (or of their employees, agents, advisers or persons otherwise connected with them);

“YNAP Middle East General Trading”	means YNAP Middle East General Trading LLC, a company incorporated under the laws of the UAE, registered under no. 782989, having its registered office at Boulevard Plaza Tower 1, Office 2902 Burj Boulevard, Dubai, United Arab Emirates;

“YNAP Regulatory Conditions”	shall have the meaning set out in Schedule 2 (Regulatory Conditions) and “YNAP Regulatory Condition” shall be construed accordingly;

“YNAP Retention Plans”	means the Ribbon Retention Plan and the Feng Mao Retention Plan; and

“YOOX Asia”	means Yoox Asia Limited, a company incorporated under the laws of Hong Kong, registered under no. 58289351 having its registered office at 6th Floor, Jardine House 1 Connaught Place Central Hong Kong.

1.2	In this Agreement, unless otherwise specified:

(A)	references to Clauses, paragraphs, Schedules and Attachments are to clauses, and paragraphs of, and Schedules and Attachments to, this Agreement;

(B)	references to any document in the “agreed form” means that document in a form agreed in writing by or on behalf of the Seller and the Purchaser;

(C)	use of any gender includes the other genders;

(D)	defined terms denoting the singular shall include the plural and vice versa and terms used in the plural apply to the whole as well as to one or more of the relevant individual elements;

(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(F)	references to a “party” or the “parties” are to parties to this Agreement from time to time;

(G)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(H)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	a company is a “subsidiary” or “subsidiary undertaking” of another company, its “holding company”, if that other company:

(i)	holds a majority of the voting rights in it;

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors (or analogous body); or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it,

or if it is a subsidiary or subsidiary undertaking, as the case may be, of a company that is itself a subsidiary or subsidiary undertaking, as the case may be, of that other company;

(J)	references to “includes” and “including” mean including without limitation;

(K)	in all cases in which, under this Agreement, a party clearly and directly undertakes to cause or to procure that any other person (including a corporate body of any such person) undertakes or does or omits to do something, or to procure that any other person (including a corporate body of any such person) undertakes or does or omits to do something, such undertaking of the party shall be construed as a “promessa dell’obbligazione o del fatto del terzo” as provided by Article 1381 of the Code;

(L)	the obligation of a party to use its efforts or endeavours, whether “all reasonable”, “reasonable” or “commercial”, to accomplish an objective shall be construed as an “obbligazione di mezzi” according to the Italian Law and not as an absolute obligation to ensure that such objective is, in fact, reached (i.e. as an “obbligazione di risultato”);

(M)	without prejudice to paragraph (L), with respect to a task or obligation of a party, the obligation of a party to take: (i) “best endeavours/efforts” shall be construed as being the most strenuous, non-absolute obligation and shall require a party that has committed to this standard to take all steps and courses of action lawfully open to it which are or may be capable of producing the relevant outcome or result which a prudent, determined and reasonable party desiring to achieve that result would take; (ii) “all reasonable endeavours” shall require a party that has committed to this standard to take all (and not just some) reasonable courses of action as are required to be taken to satisfy the obligation, even if such action may require such party to sacrifice its own commercial interests; and (iii) “reasonable endeavours” shall be viewed from the perspective of a party acting in its own commercial interest;

(N)	any reference in this Agreement to a “day” or number of “days”, without the explicit qualification of Business Day(s), will be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken under this Agreement, the day that is the reference date in calculating such term will be excluded. If the last day of the relevant term is not a Business Day, the relevant term will end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months will be calculated in accordance with Article 2963, paragraphs 4 and 5 of the Code;

(O)	the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without any presumption that the terms hereof shall be more strictly construed against one party than the other by reason of the rule that a document is to be construed more strictly against the party who has prepared it, in this respect the parties acknowledge that all parties have participated in the drafting and negotiation of this Agreement;

(P)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of twenty-four (24) hours running from midnight to midnight;

(Q)	unless expressly stated otherwise, references to times are to Central European Time;

(R)	references to “indemnify” “indemnifying” and “hold harmless any person against any circumstance include indemnifying and keeping that person harmless on an after-Tax basis (irrespective of whether such “after-Tax-basis” principle is specified in relation to the relevant indemnification) from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(S)	any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(T)	a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;

(U)	references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input Tax;

(V)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(W)	references to:

(i)	“euro”, “EUR” or “€” are references to the lawful currency from time to time of the European Union; and

(ii)	“dollar”, “US dollar”, “US$” or “$” are references to the lawful currency from time to time of the United States of America;

(X)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(Y)	references to the knowledge of the Seller (or similar phrases) shall be limited to the present actual (as opposed to constructive or imputed) knowledge of [***] and shall not be construed to refer to the knowledge of any other person and/or of any of their respective Affiliates or to impose upon any of [***] any duty to investigate or enquire the matter to which such actual knowledge or the absence thereof pertains or to impose upon such individual any personal liability;

(Z)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(AA)	a reference to any Italian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Italy be treated as a reference to any analogous term in that jurisdiction;

(BB)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(CC)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

(DD)	The Guarantor executes this Agreement only for the purpose of guaranteeing after Completion certain obligations of the Seller under this Agreement pursuant to Clauses 7.19 to 7.22 and for no other purpose. The Guarantor shall not be deemed to have any other undertaking, nor shall any other obligation on the Guarantor arise.

2.	Sale and Purchase

On the terms, and subject to the conditions, set out in this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Shares, with full title guarantee free from all Encumbrances, together with all rights attached or accruing to them at Completion.

3.	Conditions

3.1	Completion shall be conditional on the following Conditions having been fulfilled (and remaining fulfilled immediately prior to Completion) or (where permitted) waived in writing in accordance with the terms of this Agreement:

(A)	(i) the Mytheresa ADSs issuable against the deposit of the Consideration Shares having been approved for listing on the NYSE, subject only to official notice of issuance and (ii) the Mytheresa ADSs remaining listed at all times between the date of this Agreement and Completion and there being no pending delisting order with respect to the Mytheresa ADSs (the “Listing Condition”);

(B)	each Regulatory Condition having been satisfied (and remaining satisfied immediately prior to Completion); and

(C)	the 56 Expert issuing a 56 Opinion which confirms the truthfulness of the Company’s data (“veridicità dei dati aziendali”) of the Company and the economic feasibility (fattibilità economica) of the Business Plan (the “56 Opinion Condition”),

each a “Condition” and together the “Conditions”.

Listing Condition and 56 Opinion Condition

3.2	The Purchaser shall use best efforts to fulfil or procure the fulfilment of the Listing Condition:

(A)	with respect to Clause 3.1(A)(i), as soon as possible and in any event before the Long Stop Date; and

(B)	with respect to Clause 3.1(A)(ii), for the period specified therein,

and in each case the Purchaser will notify the Seller in writing as soon as reasonably practicable of the satisfaction of such condition.

3.3	The Seller and the Purchaser shall each co-operate in good faith with the 56 Expert for the purposes of the issuance of the 56 Opinion.

Regulatory Conditions

3.4	Each of the Purchaser and the Seller shall use all reasonable endeavours to fulfil or procure that the Regulatory Conditions pursuant to, respectively, the Purchaser Filings and the Seller Filings are fulfilled promptly after the date of this Agreement, and in any event, no later than 5:00 p.m. on the Long Stop Date.

3.5	Without limiting Clause 3.4, the Purchaser agrees that its obligation pursuant to Clause 3.4 to use all reasonable endeavours to fulfil or procure the Regulatory Conditions promptly after the date of this Agreement includes:

(A)	submitting a draft of the filing to the European Commission as soon as is practicable after the date of this Agreement and, in any event, no later than fifteen (15) Business Days after the date of this Agreement;

(B)	in connection with the CMA Condition:

(i)	submitting a briefing paper to the CMA as soon as is practicable after the date of this Agreement and, in any event, no later than fifteen (15) Business Days after the date of this Agreement; and

(ii)	in the event that the CMA commences an investigation following the submission of said briefing paper, submitting a draft filing to the CMA as soon as is practicable and, in any event, no later than fifteen (15) Business Days after the Purchaser is first given notice that the CMA is intending to commence such an investigation;

(C)	in connection with the Purchaser Filing required to satisfy the YNAP Regulatory Condition in relation to South Korea:

(i)	initiating the pre-filing consultation process with the KFTC as soon as is practicable after the date of this Agreement and, in any event, no later than ten (10) Business Days after the date of this Agreement; and

(ii)	following conclusion of the pre-filing consultation process, submitting a filing to the KFTC as soon as is practicable and, in any event, no later than fifteen (15) Business Days after conclusion of the process; and

(D)	submitting all other Purchaser Filings (with the exception of the Purchaser Filing required to satisfy the YNAP Regulatory Condition in relation to South Korea) as soon as is practicable after the date of this Agreement and, in any event, no later than fifteen (15) Business Days after the date of this Agreement;

3.6	Without limiting Clause 3.4, the Seller agrees that:

(A)	it will provide all information reasonably requested by the Purchaser in order to fulfil the Purchaser’s obligations pursuant to Clause 3.4 in a reasonably prompt, complete and ready-to-use manner and failure to do so will result in the Purchaser being released from the specific timing obligations as regards the relevant Purchaser Filing(s) as detailed in Clause 3.4 (provided, however, that, in such circumstances, the Purchaser shall still be obliged to submit each Purchaser Filing as soon as is practicable); and

(B)	its obligation pursuant to Clause 3.4 to use all reasonable endeavours to fulfil or procure the Regulatory Conditions promptly after the date of this Agreement includes submitting the Seller Filings expeditiously and, in any event, no later than two (2) Business Days after formal notification of the filing(s) to the European Commission and in coordination with the filing(s) to the European Commission.

3.7	The Notifying Party shall determine at all times, following reasonable consultation with the Non-notifying Party, the strategy to be pursued for fulfilling the Regulatory Conditions, and the Purchaser shall determine at all times, following reasonable consultation with the Seller, the strategy to be pursued for responding to any other inquiry from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents.

3.8	Without prejudice to Clauses 3.4 to 3.7, and except to the extent that to do so is prohibited by Law, the Purchaser and the Seller shall co-operate with each other in respect of fulfilling the Regulatory Conditions and shall:

(A)	submit (separately or jointly as the case may be and in accordance with their respective legal obligations), and not withdraw without prior written consent of the other (such consent not to be unreasonably withheld), all filings, notifications or submissions (as required) to each Governmental Entity as soon as is practicable after the date of this Agreement and in any event within any applicable mandatory time period, where it is necessary or expedient to do so to fulfil the Regulatory Conditions;

(B)	respond to any questions or requests raised by any Governmental Entity in connection with a Filing (and, with respect to the CMA Condition, in connection with a briefing paper) as soon as is practicable;

(C)	provide each other, in a timely manner, with such cooperation, information, access and assistance as may reasonably be required in relation to the fulfilment of the Regulatory Conditions or any other inquiry from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents, including the preparation of any filings, notifications, submissions, material correspondence or material communications to any Governmental Entity in connection with the Regulatory Conditions;

(D)	provide each other with draft copies of all material submissions, notifications, filings or material communications to any Governmental Entity with respect to the transactions contemplated by the Transaction Documents, and allow reasonable time for comments on such material submissions, notifications, filings or communications before they are submitted or sent and consider in good faith any such comments prior to the submission, and promptly provide each other with copies of all material submissions, notifications, filings or communications in the form submitted or sent;

(E)	promptly provide each other with copies (or in the case of non-written communications, summaries of such communications) of any material communications received from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents;

(F)	so far as reasonably practicable in the applicable circumstances, give reasonable notice to each other of any meeting or any material call with any representative(s) of any Governmental Entity with respect to the transactions contemplated by the Transaction Documents together with a copy of any agenda relating thereto where such an agenda is available and, not more than five (5) Business Days after such meeting or call, provide the other with a copy of the minutes of that meeting or call;

(G)	so far as permitted and subject to any Governmental Entity not objecting to such attendance, allow Representatives of the Seller to attend any material meetings or any material calls with any representative(s) of any Governmental Entity with respect to the transactions contemplated by the Transaction Documents;

(H)	discuss in good faith any relevant issues raised by a Governmental Entity, with respect to the transactions contemplated by the Transaction Documents with a view to resolving such issues promptly, and cooperate with and promptly provide all necessary information and assistance reasonably required by any Governmental Entity with respect to the transactions contemplated by the Transaction Documents;

(I)	regularly inform each other of and review with the other the progress of any relevant notifications, filings, submissions or communications with a Governmental Entity with respect to the transactions contemplated by the Transaction Documents, with a view to obtaining any required clearance or approval from any Governmental Entity at the earliest reasonable opportunity; and

(J)	specifically in relation to the Golden Power Clearance (as defined at Schedule 2 (Regulatory Conditions) below) the Seller shall procure that the Company shall take all actions reasonably necessary to prepare and expeditiously submit, jointly with the Purchaser, the necessary notification form for the Golden Powers Clearance and provide expeditiously all documents and information reasonably requested by the Purchaser in connection therewith and to assist in the prompt preparation of any related filings, responses to any requests for information by the Golden Power Authority and, if applicable, the securing of the Golden Powers Clearance.

3.9	Each of the Purchaser and the Seller undertakes that prior to Completion, it shall not, and shall procure that no member of the Purchaser Group or the Retained Group (as applicable) shall, either alone or acting in concert with others:

(A)	acquire or make a binding offer to acquire (or cause another person acting on its behalf to acquire or make a binding offer to acquire), in each case whether or not subject to any condition precedent or subsequent; or

(B)	execute definitive transaction documentation (or cause another person acting on its behalf to execute definitive transaction documentation) that, if carried into effect, would result in the acquisition of, material influence or control over a business or any other entity or organisation that competes with the business of a member of the Group, which would be reasonably likely in the view of the Purchaser (in the case of such action that may be taken by the Purchaser Group) or the Seller (in case of such action that may be taken by the Retained Group) (each acting reasonably) to prejudice the satisfaction of any Regulatory Condition or to materially delay the satisfaction of any Regulatory Condition or in any event beyond the Long Stop Date.

Operation of the Conditions

3.10	The Purchaser and Seller acknowledge that (1) the Regulatory Conditions and the 56 Opinion Condition are provided for the benefit of the Purchaser and the Seller and (2) the Listing Condition is provided for the benefit of the Seller. In light of the foregoing (1) the Seller and the Purchaser may jointly waive in whole or in part the Regulatory Conditions and/or the 56 Opinion Condition (2) the Seller may, in its sole discretion, waive in whole or part the Listing Condition, in both cases in writing. No party other than the Seller or the Purchaser or the Seller and the Purchaser jointly (as applicable pursuant to the foregoing) shall have the ability to waive in whole or in part any of the relevant Conditions.

3.11	Subject to Clause 3.12, each of the Seller and the Purchaser undertake to disclose in writing to the other party anything which will or, to such party’s knowledge, is reasonably likely to prevent any of the Conditions from being satisfied on or prior to the Long Stop Date, in each case promptly after it comes to such party’s attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Governmental Entity may intend to withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the sale and purchase of the Shares pursuant to this Agreement, in each case subject to any disclosure restrictions as have been imposed on that party by such Governmental Entity from time to time.

3.12	If a provision of this Agreement obliges the Seller or the Purchaser to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or the terms of an existing contract; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information,

the disclosing party shall disclose the relevant information to the other pursuant to appropriate arrangements as may be agreed between the Seller and the Purchaser, including by way of a clean team, on an external counsel only basis or with redactions.

3.13	If any of the Conditions is not fulfilled or waived on or before 5.00 p.m. on the Long Stop Date then either the Seller or the Purchaser may (in respect of the Regulatory Conditions and the 56 Opinion Condition) and the Seller may (in respect of the Listing Condition), except where it has not been fulfilled due to, respectively, the Seller or the Purchaser (as applicable) breaching its obligations under this Clause 3, postpone the Long Stop Date by up to three (3) months (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”) and the Seller or the Purchaser (as applicable) shall give written notice of the Postponed Long Stop Date to the other party.

Termination of this Agreement and effect of termination

3.14	If a [***] occurs prior to Completion, the Seller may terminate this Agreement by notice to the other party pursuant to Article 1456 of the Code.

3.15	If, in the circumstances set out in Clause 3.13, either:

(A)	the Long Stop Date is not postponed by either the Seller or the Purchaser (as applicable); or

(B)	any of the Conditions remain to be fulfilled or waived, by 5.00 p.m. on the Postponed Long Stop Date,

this Agreement shall automatically terminate.

3.16	If any Insolvency Event occurs in respect of (1) the Seller or (2) the Purchaser or mytheresa.com GmbH, the Seller (if it is not the relevant party subject to the Insolvency Event) or, as the case may be, the Purchaser (if it or mytheresa.com GmbH is not the relevant party subject to the Insolvency Event) may, in its sole discretion, terminate this Agreement by notice in writing to the relevant party subject to the Insolvency Event (which shall mean (for the avoidance of doubt), where mytheresa.com GmbH is subject to the Insolvency Event, the Purchaser), without the party subject to the Insolvency Event or any other member of the Purchaser Group or the Retained Group, as applicable, incurring any cost or expense in connection with such termination.

3.17	The Seller shall have an obligation to inform the Purchaser promptly (and in any event within two (2) Business Days) following the occurrence of an Insolvency Event with respect to it.

3.18	The Purchaser shall have an obligation to inform the Seller promptly (and in any event within two (2) Business Days) following the occurrence of: (i) an Insolvency Event, with respect to it or mytheresa.com GmbH; or (ii) a [***].

3.19	Subject to Clause 3.20, the Seller may terminate this Agreement by written notice to the Purchaser if, on or prior to Completion, there occurs any breach of a Fundamental Purchaser Warranty or there exists any facts, matters or circumstances that would constitute a breach of any of the Fundamental Purchaser Warranties were they to be repeated at Completion. The Purchaser shall promptly (and in any event prior to Completion) notify the Seller in writing in accordance with Clause 20 (Notices) upon becoming aware prior to Completion of any breach, circumstance, event, fact, matter or omission which may give rise to a right of termination under this Clause 3.19 with (to the extent available to the Purchaser) sufficient detail to enable the Seller to make a reasonably informed assessment of such matter.

3.20	If a breach of the Fundamental Purchaser Warranties is capable of remedy, the Seller shall only be entitled to terminate the Agreement pursuant to Clause 3.19 if it gives the Purchaser written notice of its intention to terminate the Agreement in accordance with Clause 20 (Notices) and the breach is not remedied within thirty (30) days after the date on which such notice is served. Where the Completion Date would occur during such thirty (30) day remedy period, Completion shall be delayed (and, if applicable, the Long Stop Date or the Postponed Long Stop Date extended) to the extent required to allow the Purchaser the full benefit of the remedy period. Where the breach is so remedied, the Completion Date (and the Long Stop Date or the Postponed Long Stop Date, as the case may be) shall be five (5) Business Days following the date of remedy.

3.21	Subject to Clause 3.22, the Purchaser may terminate this Agreement by written notice to the Seller if, on or prior to Completion, there occurs any breach of a Fundamental Warranty or there exists any facts, matters or circumstances that would constitute a breach of any of the Fundamental Warranties were they to be repeated at Completion. The Seller shall promptly (and in any event prior to Completion) notify the Purchaser in writing in accordance with Clause 20 (Notices) upon becoming aware prior to Completion of any breach, circumstance, event, fact, matter or omission which may give rise to a right of termination under this Clause 3.21 with (to the extent available to the Seller) sufficient detail to enable the Purchaser to make a reasonably informed assessment of such matter.

3.22	If a breach of the Fundamental Warranties is capable of remedy, the Purchaser shall only be entitled to terminate the Agreement pursuant to Clause 3.21 if it gives the Seller written notice of its intention to terminate the Agreement in accordance with Clause 20 (Notices) and the breach is not remedied within thirty (30) days after the date on which such notice is served. Where the Completion Date would occur during such thirty (30) day remedy period, Completion shall be delayed (and, if applicable, the Long Stop Date or the Postponed Long Stop Date extended) to the extent required to allow the Seller the full benefit of the remedy period. Where the breach is so remedied, the Completion Date (and the Long Stop Date or the Postponed Long Stop Date, as the case may be) shall be five (5) Business Days following the date of remedy.

3.23	If this Agreement terminates in accordance with Clauses 3.14, 3.15, 3.16, 3.19 or 3.21, all obligations of the parties under this Agreement shall end (except for the provisions of Clause 1 (Interpretation), Clause 21 (Announcements and Confidentiality), Clause 24 (Choice of Governing Law), Clause 25 (Arbitration) and Clause 26 (Language)). For the avoidance of doubt, all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Conduct of Business before Completion and Pre-Completion Obligations

Conduct of Business

4.1	Subject to Clause 4.2, the Seller shall procure that, between the date of this Agreement and Completion:

(A)	subject to (B) below, no member of the Group will undertake any act which is outside the ordinary course of the business of the relevant member of the Group as carried on in the twelve (12) months prior to the date of this Agreement, without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed). In particular, the Seller shall (1) not transfer the Shares to any party other than the Purchaser in compliance with this Agreement, and (2) procure that no member of the Group will undertake any of the acts or matters listed in Part A of Schedule 6 (Conduct of business before Completion) without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed); and

(B)	all members of the Group will manage their working capital in the ordinary course of the business and in the manner of a prudent and responsible business owner. Without prejudice to the generality of the foregoing, in particular, the Seller shall cause the members of the Group not to take any of the following actions without the prior approval of the Purchaser (not to be unreasonably withheld or delayed):

(i)	extend the payment date or delay actual payment for payables with suppliers compared to past practice (it being therefore agreed and understood, for the avoidance of doubt, that no member of the Group shall (x) implement any material amendment to any factoring agreements or similar arrangements or instruments or (y) expand the Group’s factoring programme by onboarding new suppliers beyond those set out in the Factoring Supplier List);

(ii)	postpone or in any case extend delivery of goods timeline with suppliers compared to past practice;

(iii)	make any changes to collection terms applicable to the Group’s material customers;

(iv)	make a deviation in respect of “open to buy” commitment that falls within the scope of paragraph 2.1 or 2.2 of Schedule 9 (OTB Commitment);

(v)	collect any unusual levels of advances from material customers;

(vi)	delay any payment to any employees, including for compensation and salary;

(vii)	seek to postpone any payment to any Tax Authority beyond the due date for such payment; or

(viii)	approve or agree to do anything of the foregoing.

4.2	Clause 4.1 shall not, without limitation, operate so as to restrict or prevent any of the acts or matters: (A) listed in Part B of Schedule 6 (Conduct of business before Completion); or (B) reasonably required for the ordinary course operation of the OFS Agreements (without prejudice to the OFS Wind Down).

4.3	The approval of the Purchaser under Clause 4.1 shall be deemed to have been given to the Seller if such approval has neither been granted nor denied by the Purchaser in accordance with Clause 20 (Notices) within seven (7) Business Days of the Seller requesting such approval from the Purchaser in respect of a relevant act or matter (such request to be in writing and accompanied by any relevant supporting information on which the Seller is basing its request).

4.4	Between the date of this Agreement and Completion, the Seller shall at the Purchaser’s request form a committee (which shall remain in place until Completion) for the purpose of integration planning and, together with the Purchaser, appoint appropriately experienced and qualified individuals to that committee. The committee shall meet on a monthly basis or at such other intervals as the Seller and the Purchaser may reasonably agree. The purpose of such committee shall be, inter alia, to facilitate good faith discussion on planning for integration post-Completion and agreement between the Seller and the Purchaser on a “day-one-readiness-plan”. For the avoidance of doubt any such committee will operate in accordance with all applicable Laws.

4.5	The Seller shall ensure that neither NAP Asia nor YNAP Middle East General Trading is subject to any matter set out in paragraphs 6.1 to 6.3 of Schedule 3 (Warranties) at Completion, as if references in such paragraphs to a Material Group Company were to NAP Asia and YNAP Middle East General Trading.

Release of guarantees and consents

4.6	The Purchaser shall (and following Completion, shall procure that the Company shall) use all reasonable endeavours to procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of each Seller Guarantee, including, where necessary, the procurement by the Company, a member of the Group or a member of the Purchaser Group of the entry into or procurement of replacement guarantees, indemnities, assurances, undertakings, commitments or other reasonable security obligations with effect from Completion (or as soon as reasonably practicable thereafter), in a form satisfactory to the relevant counterparty to the underlying agreement or arrangement to which the relevant Seller Guarantee relates. To this extent, if the Purchaser has not procured a replacement by the date on which the last in time of the Conditions shall have been satisfied or waived in accordance with this Agreement, the Seller will use reasonable endeavours to procure the extension of the period of validity of the relevant Seller Guarantees by a reasonable period of time, such period of time not to exceed one month from the time such Seller Guarantee is due to terminate, if needed, in order to allow further discussions of the Purchaser with the relevant counterparty to the underlying agreement or arrangement. The committee to be formed in accordance with Clause 4.4 shall be, subject to applicable Laws, regularly updated in relation to the above (including with respect to the possible feedback received from the relevant counterparties).

4.7	In connection with any required waiver and/or consent that is required from the guaranteed creditors of any Seller Guarantee in order for the Purchaser to procure the release or replacement of such Seller Guarantee pursuant to Clause 4.5, the Seller shall co-operate with the Purchaser by using reasonable endeavours to deliver, if so requested by the Purchaser, any notices, waiver or consent requests and/or other documents so required (and the Seller shall provide the Purchaser in advance with drafts of any such notices, waiver or consent requests and/or other documents). For the avoidance of doubt, nothing in this Clause 4.6 shall oblige either the Seller or any of its Affiliates to make any payments in connection with any such notice, waiver or consent, or provide any further guarantees in connection with the matter that is the subject of the Seller Guarantee.

4.8	In the event that any Seller Guarantee is not released in full at or by Completion, the Purchaser undertakes:

(A)	to pay to the Seller such amount so as to hold and keep the Seller and members of the Retained Group indemnified on an after-Tax basis from and against all actions, claims, proceedings, loss, damages and all payments, costs or expenses incurred by the Seller or any member of the Retained Group in relation to or arising out of any Seller Guarantee; and

(B)	not to, and to procure that no other member of the Purchaser Group shall, amend the terms of any Seller Guarantee (or the terms of any contract to which such Seller Guarantee relates) in any way which would adversely affect the interests of the relevant guarantor under the Seller Guarantee.

4.9	The Seller shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of any YNAP Guarantee, including, where necessary, the procurement by a member of the Retained Group of the entry into or procurement of replacement guarantees, indemnities, assurances, undertakings, commitments or other reasonable security obligations with effect from Completion (or as soon as reasonably practicable thereafter), in a form satisfactory to the relevant counterparty to the underlying agreement or arrangement to which the relevant YNAP Guarantee relates.

4.10	In the event that any YNAP Guarantee is not released in full by or at Completion the Seller undertakes:

(A)	to pay to the Purchaser such amount so as to hold and keep the Company and members of the Group indemnified on an after-Tax basis from and against all actions, claims, proceedings, loss, damages and all payments, costs or expenses incurred by the Company or any member of the Group in relation to or arising out of any YNAP Guarantee; and

(B)	not to, and to procure that no other member of the Retained Group shall, amend the terms of any YNAP Guarantee (or the terms of any contract to which such YNAP Guarantee relates) in any way which would adversely affect the interests of the relevant guarantor under the YNAP Guarantee.

Insurance and other actions

4.11	The Purchaser acknowledges that all insurance coverage for or in respect of the Group (and its businesses, assets and current or former employees) under policies of the Retained Group shall terminate as at Completion. Following Completion, no claims may be brought under the policies of the Retained Group by any Group Company, the Purchaser and/or any other member of the Purchaser Group save, to the extent permitted by such policies, in respect of claims that occurred prior to Completion.

4.12	The Seller shall, and shall procure that the Retained Group shall, use reasonable endeavours after the Completion Date (to the extent that it is permissible under such insurance policy to do so) to:

(A)	recover all monies due from insurers in respect of any insurance claim which has been made before the Completion Date by or on behalf of any member of the Group under any insurance policy maintained by the Retained Group; and

(B)	to the extent that the losses in respect of which the claim is made have been recovered by the Retained Group from insurers and have not been paid to a member of the Group prior to Completion, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Tax suffered (or that would have been suffered but for the utilisation or set-off of a Relief) on the proceeds and any reasonable, documented out of pocket expenses suffered or incurred by the Seller or any member of the Retained Group in connection with such claim) to the Purchaser as soon as practicable after receipt by the Seller.

4.13	The Seller shall procure that YNAP notifies each of the Emilia Romagna Region, the Ministry of Economic Development and Invitalia S.p.A. in writing of the relevant transactions contemplated under this Agreement, and shall notify the Purchaser of the proposed content of such notice and/or communications with the relevant authorities reasonably in advance of submission thereto.

4.14	The Seller shall procure that, until Completion, the Group continues to comply with the Feng Mao Wind Down Reference Document in all material respects for the purposes of the Feng Mao Wind Down. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Group from implementing or completing the Feng Mao Wind Down with such modifications as a member of the Group may agree subject to such modifications not imposing material new obligations or restrictions on any member of the Group and/or of the Purchaser Group, provided that the Seller shall keep the Purchaser duly and timely updated in relation to any material progress in, and/or material amendments to, the Feng Mao Wind Down.

4.15	In relation to the agreements providing for the relevant counterparties’ right of termination and/or withdrawal upon occurrence of a change of control event that are listed in Schedule 10 (Contracts), the Seller and Purchaser shall co-operate and the Seller shall procure that the Group shall send a written notice (in a form reasonably satisfactory to the Purchaser) asking such counterparties to waive on or before Completion their respective termination and/or withdrawal rights, as applicable. Nothing in this Clause 4.14 shall oblige the Seller or any of its Affiliates to offer any consideration or costs reimbursement to such counterparties in order to obtain any such waiver. The committee to be formed in accordance with Clause 4.4 shall, subject to applicable Laws, discuss any possible removal of agreements from the list in Schedule 10 and shall be regularly updated in relation to the above (including with respect to the possible feedbacks received from the relevant counterparties).

4.16	No later than Completion, the Seller shall provide the Purchaser with the proper sworn certification, pursuant to art. 88 par. 4-bis of the Presidential Decree no. 917/1986 (“dichiarazione sostitutiva di atto notorio”), attesting that the tax value of capitalisation of the interest free loan which was made available by the Seller to the Company for an amount up to EUR 400,000,000, pursuant to a shareholder loan agreement between the Seller and the Company dated 24 September 2021, and which was capitalised (versamento in conto futuro aumento di capitale) on 30 September 2024, is equal to its nominal value.

4.17	By Completion, the Seller shall (1) procure that YNAP Middle East Holding LTD serves notice on Links Solstice Commercial Brokers LLC to terminate the 2017 trust deed concerning shares of YNAP Middle East Holding LTD and (2) deliver to the Purchaser written evidence in relation thereto.

Purchaser Dividends

4.18	The Purchaser hereby undertakes not to declare, make or pay any dividend (in cash or in specie) or other distribution (whether in cash or in specie) or reduce, repurchase or redeem any part of its share capital prior to Completion.

Richemont Nominee

4.19	Prior to Completion:

(A)	the Seller may nominate one (1) individual to serve as a member of the supervisory board of the Purchaser (the “Supervisory Board”) subject to, and with effect from, Completion, provided that such nominee satisfies the criteria set out in Clause 3.3 of the Relationship Agreement (the “Richemont Nominee”); and

(B)	at the first general meeting (whether an annual general meeting or an extraordinary general meeting) of shareholders of the Purchaser called following the date of this Agreement (with the Purchaser being obliged to convene such a general meeting if such general meeting will not otherwise be held prior to Completion), the Purchaser shall propose in any case for the appointment of Richemont’s Nominee to the Supervisory Board, with such appointment to become effective upon Completion.

Loan Agreement

4.20	Without prejudice to the provisions of the RCF Commitment Letter, the Purchaser and the Seller undertake to use all reasonable endeavours to:

(A)	negotiate in good faith a long-form loan agreement and related financing documentation (such documents, together with the Loan Agreement TS being the “Financing Documents”), in each case, to reflect the provisions set out in the Loan Agreement TS;

(B)	satisfy (or procure that their Affiliates satisfy) all initial conditions precedent thereunder; and

(C)	execute (or procure that their Affiliates execute) such agreed form long-form loan agreement and related financing documentation at Completion.

4.21	Without prejudice to the provisions of the RCF Commitment Letter, the Purchaser and the Seller agree that the undertakings set out in Clause 4.20 above shall survive Completion in the event that either: (i) the long-form loan agreement and related financing documentation have not been executed at that time; or (ii) the initial conditions precedent thereunder have not been satisfied at that time.

Amendment of Articles

4.22	The Seller shall cause a shareholders’ meeting of the Company to be convened on or prior to the Completion Date to consider and approve a resolution to amend the articles of association of the Company, in order to (i) have an approved, subscribed and paid-up share capital equal to Euro 1,384,207.41, (ii) have its shares represented by shares certificates and (iii) add a reference to the provisions of the law for all the matters not explicitly covered thereto, with such resolution then to be registered in the competent Italian Companies’ Register.

Consolidated Financial Statements

4.23	Prior to Completion, the Seller shall use reasonable endeavours to procure that the Company commences as soon as practicable following the date of this Agreement:

(A)	the preparation of consolidated financial statements (including notes) in accordance with IFRS as issued by the IASB for the Group as of and for the fiscal years ended March 31, 2023, 2024 and, to the extent practicable bearing in mind the date of Completion, 2025, respectively;

(B)	an audit process in respect of the consolidated financial statements in (A), pursuant to US GAAS (as issued by the AICPA prior to February 28, 2025 for the fiscal years ended March 31, 2023 and March 31, 2024 and as issued by the AICPA prior to June 30, 2025 for the fiscal year ended March 31, 2025); and

(C)	the preparation of quarterly financial statements (including notes) in accordance with IFRS as issued by the IASB for the Group as of and for the quarters ended June 30, 2023, September 30, 2023, December 31, 2023, June 30, 2024, September 30, 2024 and December 31, 2024, respectively.

SOX implementation

4.24	The Seller shall use reasonable endeavours, in accordance with applicable Laws, to procure that the Company shall commence, as soon as practicable following the date of this Agreement, the planning and preparation for the adoption of Sarbanes-Oxley (SOX) procedures for internal control over financial reporting post-Completion, which shall include:

(A)	Risk assessment & Process Scoping: analysis of significant accounts and mapping of related business processes;

(B)	Design Integrated Care Systems (ICS) and Standards: preparation to setup relevant standards for the ICS cycle. Design Internal Controls (incl. flowcharts and narratives)); and

(C)	Integrated Care Systems (ICS): planning for the implementation of internal controls and adequate documentation of control performance.

4.25	The steps taken by the Seller or any Group Company pursuant to Clause 4.24 shall be discussed regularly in the committee, in accordance with Clause 4.4 and applicable Laws.

Group SEC Financial Statements Cooperation Covenant

4.26	The Seller shall, and shall cause its officers, employees and advisors and other Representatives and, prior to Completion, the Group Companies and their respective officers, employees and advisors and other Representatives to, provide to the Purchaser with such cooperation as may be reasonably requested by the Purchaser in connection with the preparation and filing of audited financial statements of the Group Companies for the fiscal years ended 31 March 2024, 2023 and, if necessary, 2022, unaudited financial statements for any subsequent fiscal quarter after 31 March 2024 and pro forma financial information (collectively, the “Group SEC Financial Statements”) as may be required by Rule 3-05 and Article 11 of Regulation S-X, Form 20-F and Form F-1 promulgated by the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reasonable efforts and cooperation shall be subject to applicable Laws (including relating to antitrust) and, subject to such proviso, include, but not be limited to:

(A)	participating in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions with the Purchaser’s financial and accounting staff, accounting advisors, financial advisors, legal counsel and auditors;

(B)	furnishing the Purchaser, as promptly as reasonably practicable, with financial and other pertinent information regarding the Group Companies as may be reasonably requested by the Purchaser to prepare and audit the Group SEC Financial Statements, including all financial statements and financial and other data in respect of the Group Companies of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act and/or the Exchange Act in connection with the filing of an annual report on Form 20-F or registration statement on Form F-1, including audits thereof by a PCAOB registered independent accounting firm in accordance with U.S. generally accepted auditing standards;

(C)	providing such documents and other information relating to the Group Companies as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to any financing or offering of securities by the Purchaser, and

(D)	using reasonable efforts to obtain the consents and cooperation of the external accountants and auditors of the Group Companies for use of their work papers and reports related to the Statutory Accounts in connection with the preparation, audit and filing of the Group SEC Financial Statements.

4.27	The Purchaser shall indemnify the Seller on an after Tax basis in respect of any third party costs or expenses incurred by the Seller or any Group Company prior to Completion in connection with any action taken pursuant to Clauses 4.23, 4.24 and 4.26.

5.            Consideration

5.1	The total consideration for the sale and purchase of the Shares shall be the Consideration Shares. At Completion, the Purchaser shall issue the Consideration Shares to the Seller, in accordance with Clause 6 (Completion) and Schedule 1 (Completion arrangements).

5.2	The number of Consideration Shares to be issued pursuant to Clause 5.1 shall be:

a number of Mytheresa Shares equal to 33 per cent. of the Fully Diluted Mytheresa Share Capital x Cr where: Cr = 1 (the “Conversion Rate”), subject to adjustments from time to time as set out in Schedule 5 (Conversion rate adjustment) (the “Conversion Rate Adjustment”). Please refer to the calculation attached in Schedule 12 (Consideration Shares Calculation), for illustrative purposes only.

5.3	Any references to the Conversion Rate as of a particular date, without setting forth a particular time on such date, shall be deemed to be to the Conversion Rate immediately after the Close of Business (as defined in Schedule 5 (Conversion rate adjustment)) on such date.

5.4	The Consideration Shares shall be paid-up by way of a contribution in kind in accordance with section 2:204b of the Dutch Civil Code, whereby the Seller shall contribute the Shares to the Purchaser.

5.5	If, following Completion, the Fully Diluted Mytheresa Share Capital is found to have been incorrectly calculated at Completion (whether following agreement between the Purchaser and the Seller or as determined pursuant to Clause 25 (Arbitration)), the Seller and the Purchaser shall procure that within 20 Business Days following such agreement or determination: (i) in the event the Fully Diluted Mytheresa Share Capital is agreed or determined to have been greater than that used to determine the Consideration Shares issued at Completion, the Purchaser shall promptly issue to the Seller such further number of Mytheresa Shares as results in the Seller receiving, together with the Mytheresa Shares already issued to it, such number of Mytheresa Shares in aggregate as if the Fully Diluted Mytheresa Share Capital had been correct at Completion; or (ii) in the event the Fully Diluted Mytheresa Share Capital is agreed or determined to have been less than that used to determine the Consideration Shares issued at Completion, the Seller shall promptly send and transfer back to the Purchaser at nil consideration such number of Mytheresa Shares as results in the Seller having received such number of Mytheresa Shares in aggregate as if the Fully Diluted Mytheresa Share Capital had been correct at Completion.

5.6	The Purchaser shall:

(A)	five (5) Business Days prior to Completion, provide the Seller with the following information: (i) the number of outstanding Mytheresa Shares that will be in issue immediately prior to Completion; (ii) the number of all Dilutive Securities immediately prior to Completion; (iii) the number of Consideration Shares to be issued to the Seller pursuant to Clause 5.2; and (iv) the Fully Diluted Mytheresa Share Capital (the “Consideration Shares Information”). The Purchaser shall provide the Seller with all such information required to verify the Consideration Shares Information, both prior to and following Completion;

(B)	ensure that the Mytheresa ADSs continue to be listed on the NYSE at all times prior to Completion;

(C)	procure that:

(i)	the Consideration Shares shall be issued free from Encumbrances on, over, or affecting them or other third party rights or claims of any nature whatsoever; and

(ii)	any rights of pre-emption or other restrictions on the issue of the Consideration Shares (if any) are waived by such person prior to Completion;

(D)	issue the Consideration Shares, each credited as fully paid, with the same rights and ranking pari passu in all respects with the other outstanding Mytheresa Shares, including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Purchaser on or after Completion, and including the right to deposit Consideration Shares against the issuance of Mytheresa ADSs pursuant to and subject to the conditions of the Deposit Agreement, dated 20 January 2021, among the Purchaser, The Bank of New York Mellon, as Depositary, and the owners and holders of Mytheresa ADSs; and

(E)	use reasonable endeavours to ensure that Mytheresa ADSs continue to be listed on the NYSE at all times for so long as any member of the Retained Group owns Consideration Shares.

5.7	Any payment made by any party under this Agreement shall (so far as possible) be treated, from a Tax and accounting perspective, as an adjustment to the consideration for the Shares to the extent of the payment.

6.	Completion

6.1	Completion shall take place on the Completion Date at the Milan office of Gatti Pavesi Bianchi Ludovici before a notary public of Studio Notarile Marchetti or any other Italian notary public agreed in writing between the Purchaser and the Seller at least five (5) Business Days prior to the Completion Date, except for such actions which, due to their nature, shall be carried out remotely or in a different place.

6.2	At Completion the Seller shall do those things listed in Part A of Schedule 1 (Completion arrangements) and the Purchaser shall do those things listed in Part B of Schedule 1 (Completion arrangements). Completion shall take place in accordance with Part C of Schedule 1 (Completion arrangements).

7.	Completion and Post-Completion Arrangements

7.1	The Seller shall use reasonable efforts to procure that, at Completion, the Group has a Net Financial Position, based on the Cash and Financial Indebtedness amounts shown in the Provisional Financial Statement, equals EUR 555,000,000.00.

7.2	The Seller shall procure that, at Completion, the Group has neither any outstanding Inter-Company Receivables (other than the Tax Consolidation Receivable, to the extent Completion occurs after 31 March 2025 and before settlement of the Tax Consolidation Receivable) nor any outstanding Inter-Company Payables (other than any liabilities related to Long Term Benefit Plans).

7.3	The Seller shall:

(A)	two (2) Business Days prior to Completion, prepare, and deliver to the Purchaser, a provisional Financial Statement (the “Provisional Financial Statement”) setting out its good faith estimate of the Financial Indebtedness and Cash (including the Tax Consolidation Receivable, if applicable, and, in respect of which, it is expressly agreed and understood that (i) if the amount of the Tax Consolidation Receivable is not yet technically quantifiable, then for the purposes of this provisional Financial Statement and the definition of “Cash”, the amount of the Tax Consolidation Receivable shall be the Seller’s estimate of such amount (the “Estimated Tax Consolidation Receivable”) and (ii) for these purposes, the quantum of the Estimated Tax Consolidation Receivable shall not be greater than EUR 50,000,000) of the Group at 4.00 p.m. on the third (3rd) Business Day prior to Completion along with details of any steps to be taken by the Seller to further capitalise the Company, repay, waive or otherwise reduce Financial Indebtedness prior to Completion; and

(B)	one (1) Business Day prior to Completion, deliver to the Purchaser online bank statements illustrating the cash at bank balance of the Company as at no more than three (3) Business Days prior to Completion;

7.4	If:

(A)	Completion occurs on or before 31 March 2025, then within forty-five (45) Business Days of the end of the calendar month in which Completion occurs; and

(B)	Completion occurs after 31 March 2025, then within fifteen (15) Business Days of 30 September 2025,

the Seller shall deliver to the Purchaser a draft Financial Statement confirming the amounts of Financial Indebtedness, Cash and Net Financial Position at Completion (the “Draft Financial Statement").

7.5	The Draft Financial Statement and the Financial Statement shall be prepared in accordance with the provisions of this Clause 7 and Schedule 8 (Financial Statement).

7.6	In connection with the preparation, review, agreement and/or determination of the Draft Financial Statement and the Final Financial Statement in accordance with this Clause 7, the Purchaser shall, and shall procure that the Company shall:

(A)	keep up-to-date and, subject to reasonable notice, make available or provide to the Seller, its representatives and its accountants, all books, records and documents relating to the Group;

(B)	subject to reasonable notice, provide the Seller, its representatives and its accountants with access to and the assistance of the Group’s personnel and employees during normal office hours;

(C)	co-operate with the Seller, its representatives and its accountants with regard to the preparation, review and agreement or determination of any part of the Draft Financial Statement; and

(D)	do all other such things and provide such other information as the Seller may reasonably require to assist the Seller with the preparation, review and agreement or determination of any part of the Draft Financial Statement.

7.7	The Purchaser’s obligations under Clause 7.6 shall start upon the Business Day following the Completion Date and shall continue until such time as the Final Financial Statement has been agreed or determined in accordance with this Clause 7. All information required to be provided under Clause 7.6 shall be provided in soft copy form or, where that is not reasonably practicable, in hard copy form delivered to the recipient or made available to the recipient during Working Hours.

7.8	The Purchaser may dispute the Draft Financial Statement by notice in writing (the “Dispute Notice") delivered to the Seller in accordance with Clause 20 (Notices) within forty-five (45) Business Days of receiving the Draft Financial Statement. The Dispute Notice shall specify: (i) which items of the Draft Financial Statement are disputed; (ii) the reasons therefor; and (iii) the monetary value of the adjustments that the Purchaser claims are accordingly required to be made to any line item(s) in the Draft Financial Statement. The Dispute Notice shall be accompanied by all relevant supporting documentation and working papers on which the Purchaser wishes to rely.

7.9	Only those items or amounts specified in the Dispute Notice shall be treated as being in dispute (the “Disputed Items") and no amendment may be made by the Seller or the Purchaser, or any Expert appointed pursuant to Clause 7.10(B) below, to any items or amounts which are not Disputed Items.

7.10	If the Purchaser does not serve the Dispute Notice in accordance with Clause 7.8 above, the Draft Financial Statement shall be final and binding on the Seller and the Purchaser for all purposes and shall constitute the Final Financial Statement. If the Purchaser does serve the Dispute Notice in accordance with Clause 7.8 above, then the Purchaser and the Seller shall use their reasonable endeavours to resolve the Disputed Items and either:

(A)	if the Purchaser and the Seller reach agreement on the Disputed Items within fifteen (15) Business Days of the Dispute Notice being served (or such longer period as the Purchaser and the Seller may agree in writing), the Draft Financial Statement shall be promptly amended by the Seller to reflect such agreement and shall then constitute the Final Financial Statement; or

(B)	if the Purchaser and the Seller do not reach agreement in accordance with Clause 7.10(A), the Purchaser or the Seller may refer the dispute in respect only of the Disputed Items:

(i)	to such individual at an independent firm of chartered accountants of international repute as the Purchaser and the Seller may agree; or

(ii)	failing such appointment in Clause 7.10(B)(i) within ten (10) Business Days of expiry of the period set out in Clause 7.10(A), to such independent firm of chartered accountants of international repute in Italy as the Chairman of the Court of Milan may, on the written application of either the Seller or the Purchaser, nominate,

(in each case, the “Expert"), on the basis that the Expert is to be asked to make a decision on the dispute and notify the Purchaser and the Seller of its decision within sixty (60) Business Days of receiving the reference or such longer reasonable period as the Expert may determine. All documentation and discussions relating to determination by the Expert shall be in English (except for the documents and books that under applicable law are required to be kept in Italian, provided that – should the internal records of the Group be prepared in Italian – an English translation of such records shall be provided).

7.11	In any reference to the Expert in accordance with Clause 7.10 above:

(A)	the Purchaser and the Seller shall:

(i)	use their reasonable endeavours to agree and enter into, as soon as reasonably practicable, terms of appointment with the Expert; and

(ii)	bear their own costs with respect to the finalisation of the Draft Financial Statement save to the extent set out in Clause 7.11(D) below;

(B)	the Expert shall act as a contractual expert (perito contrattuale) and not as an arbitrator (arbitratore) pursuant to article 1349, first paragraph of the Italian Civil Code and shall be directed to determine any dispute by reference to the definitions of “Cash" and “Financial Indebtedness” and the provisions of this Clause 7 and Schedule 8 (Financial Statement);

(C)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Seller and the Draft Financial Statement shall be the Final Financial Statement amended as necessary to reflect the decision of the Expert and, as amended, signed by the Expert;

(D)	the costs of the Expert and any administration fee or other charges or expenses payable in connection with any application under Clause 7.10(B)(ii) above shall be paid equally by the Seller on the one part and the Purchaser on the other part or as otherwise determined by the Expert; and

(E)	each of the Seller and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including by their respective advisers and the books and records and personnel of the Group.

7.12	Following agreement or determination of the Final Financial Statement in accordance with this Clause 7, the amount of the Cash and the Financial Indebtedness shall be determined by reference to the Final Financial Statement.

7.13	Without prejudice to Clause 4.1, the Seller and/or the Purchaser (as the case may be) undertake to procure that, within fifteen (15) Business Days of the Final Financial Statement being agreed or determined upon in accordance with this Clause 7:

(A)	if and to the extent that the Net Financial Position as at Completion shown in the Final Financial Statement is less than EUR 555,000,000, the Seller shall pay to the Purchaser an amount equal to the difference between EUR 555,000,000 and the absolute value of such Net Financial Position and the Purchaser shall promptly provide or contribute such amount to the Company (such amount being the “Shortfall"); and

(B)	if and to the extent that the Net Financial Position as at Completion shown in the Final Financial Statement is greater than EUR 555,000,000, the Purchaser shall, or shall procure that the Company shall on behalf of the Purchaser, pay to the Seller an amount of cash equal to the difference between the absolute value of such Net Financial Position and EUR 555,000,000 (such amount being the “Excess Cash”).

7.14	The Purchaser shall, and shall procure that the Company shall, use and apply the amount of cash in the Group as at Completion and/or paid to the Purchaser pursuant to this Clause 7, for the purposes only of financing the liquidity and working capital requirements, or otherwise in connection with the business, of the Group.

7.15	The amount of the Shortfall or, as applicable, Excess Cash shall be paid by the Seller or, as applicable, by the Purchaser or the Company in euros.

7.16	Without prejudice to the Parent Company Guarantee, the sole remedy for the parties if the Net Financial Position shown in the Final Financial Statement is not EUR 555,000,000, shall be the adjustment thereof in accordance with Clause 7.13.

7.17	The Seller shall pay to the Company an amount equal to the Actual Tax Consolidation Receivable (unless at that time such payment obligation has already been fulfilled by the Seller) at the same time any payments are to be made pursuant to Clause 7.13 and upon such payment, the Company shall no longer have any entitlement to claim any amount in respect of the Actual Tax Consolidation Receivable from the Seller or any member of the Retained Group.

7.18	Each of the Seller and the Purchaser shall co-operate and take all steps reasonably required (including, in respect of the Purchaser, exercising its voting rights in the Company) so as to give effect to the matters set out in this Clause 7.

Guarantee

7.19	The Guarantor, as indirect shareholder of the Seller as principal obligor, hereby guarantees to the Purchaser the exact fulfilment by the Seller of its payment obligations pursuant to Clause 7.13 and Clause 7.17 (respectively, the “Guaranteed Obligations” and the “Parent Company Guarantee”), upon the terms set forth in Clauses 7.20 to 7.22, it being understood that this Parent Company Guarantee shall be deemed to be a fideiussione under article 1936 and followings of the Italian Civil Code.

7.20	The Guarantor’s aggregate liability under the Parent Company Guarantee shall be limited to the amounts to be potentially provided by the Seller to the Purchaser pursuant to Clause 7.13(A) and Clause 7.17, as the case may be.

7.21	The Guarantor agrees to pay to the Purchaser upon the Purchaser’s demand, which may be made in writing at any time during the term of this Parent Company Guarantee in the event of the Seller’s breach of the Guaranteed Obligations.

7.22	This Parent Company Guarantee shall remain in full force and effect until the Guaranteed Obligations have been fully performed or satisfied.

Factoring Agreements

7.23	Upon reasonable request of the Purchaser, the Seller shall, and shall procure that the Group will, reasonably assist the Purchaser (or any of its Affiliates) with the activities reasonably required to orderly dissolve any factoring agreements or similar arrangements or instruments, which the Purchaser intends to terminate after Completion. For the avoidance of doubt, nothing in this Clause 7.23 shall oblige the Seller, its Affiliates or, before Completion, the Group to make any payments in connection with any such requested activities.

8.	Seller’s Warranties and Undertakings

8.1	Subject to Clause 9, the Seller warrants to the Purchaser that each of the Warranties is true and correct (i) at the date of this Agreement, as well as (other than the Warranty under paragraph 19 of Schedule 3 (Warranties)) (ii) at Completion as if repeated on the Completion Date, except where a certain Warranty makes specific reference to a different date (including, in respect of paragraphs 3.1, 5.1, 7.2, 7.3, 9.7, 10.2, 14.4 and 15.1), in which case such specific date shall continue to apply to such Warranty. It is understood and agreed for the sake of clarity that at Completion any reference to “at the date of this Agreement” (or analogous expression) stated into any Warranty (other than the warranties expressly mentioned above in this Clause 8.1) shall be deemed substituted with “at Completion”. The Purchaser acknowledges that the Warranties are the only warranties given by the Seller and that the Warranties are given in lieu of all other representations and warranties however provided under any applicable provisions of Law.

8.2	Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the Warranties, and the Seller Indemnification Obligations are the sole remedy in accordance with Clause 9.4. The Purchaser further acknowledges that none of the Seller, any member of the Retained Group, any member of the Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements (other than those given by the Seller under this Agreement).

8.3	Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.4	To the extent not already done so prior to the date of this Agreement, the Seller shall procure that, by Completion, Feng Mao is capitalised through the injection of a total of EUR 2.6 million, as contemplated pursuant to the Feng Mao Wind Down.

9.	Purchaser’s Remedies and Limitations on Liability

9.1	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Fundamental Warranties) to be breached if and to the extent that it has been Fairly Disclosed in the Disclosure Letter or in the documents or files in the Data Room or in the Agreement.

9.2	Subject to Completion having occurred and subject to the procedure, conditions and limitations set forth in this Clause 9 and Schedule 4 (Limitations on liability), the Seller hereby agrees to pay to the Purchaser such amount as is required to indemnify and hold the Purchaser and any member of the Purchaser Group harmless for any Loss suffered or incurred by the Purchaser or any member of the Group, which would have not been otherwise suffered or incurred had the Warranties been true and correct as at the date of this Agreement and, as at Completion.

9.3	No liability shall attach to the Seller (i) in respect of any Seller Indemnification Obligation under Clause 9.2 if and to the extent that the limitations set out in Schedule 4 (Limitations on liability) apply, and (ii) in respect of any Seller Indemnification Obligation regarding the Specific Indemnities under Clause 12 if and to the extent that the limitations set out under paragraphs 1, 2, 3, 4 and 5 of Schedule 1 (Indemnities) of the Disclosure Letter apply.

9.4	The Seller Indemnification Obligations are the sole remedy available to the Purchaser in relation to the breach by the Seller of the Warranties and the Specific Indemnities, therefore, it shall exclude any other right, action, remedy, defence, exception, claim or means of protection - provided by any applicable Law or otherwise - however available in relation to the breach by the Seller of any of the Warranties or in respect of the Specific Indemnities. In particular, but without limitation to the generality of the foregoing, no breach of any Warranty or Specific Indemnities will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

9.5	The Seller and the Purchaser hereby acknowledge and agree that the Warranties, Specific Indemnities and the Seller Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Warranty and/or the Seller Indemnification Obligations shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

10.	Purchaser’s Warranties and Undertakings

10.1	Subject to Clause 11 (Seller’s Remedies and Limitations on Liability – Purchaser Warranties), the Purchaser warrants to the Seller that, at the date of this Agreement (or, in respect of the Consideration Shares Information Warranty only, as at the date such information is provided to the Seller) and at Completion (in which case, any reference to “at the date of this Agreement” or any analogous wording stated therein shall be deemed substituted with “at Completion”) each of the following warranties (the “Fundamental Purchaser Warranties”) is true and correct:

(A)	it is validly incorporated, in existence and duly registered under the Laws of its country of incorporation;

(B)	it has obtained all necessary consents and has all requisite power and authority to enter into and perform this Agreement, the other Transaction Documents to which it is a party and any other agreement or arrangement required to be entered into by it pursuant to the Transaction Documents in accordance with their terms;

(C)	no shareholder approval for the contemplated acquisition (including the issue of Consideration Shares) is required under the Purchaser’s constitutional documents, applicable Dutch company law or any other applicable Law;

(D)	this Agreement and the other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations on it in accordance with their terms;

(E)	the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by it and the performance of and compliance with their terms will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of it, any agreement or instrument to which it is a party or by which it is bound, or any Law, order or judgment that applies to or binds it or any of its property;

(F)	save in respect of the Regulatory Conditions, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity is required to be obtained, or made, by it to authorise the execution or performance of this Agreement and/or other Transaction Documents to which it is a party by it;

(G)	the Consideration Shares will, upon issuance, be duly and validly issued, credited as fully paid and non-assessable free from any Encumbrance (other than: (a) restrictions on transfer under the Transaction Documents and under applicable Laws; and (b) any Encumbrances that are created or imposed by the Seller) and the Consideration Shares will have the same rights as and rank pari passu in all respects with the other outstanding Mytheresa Shares and Mytheresa ADSs and the Consideration Shares will rank equally in full for all dividends and other distributions declared, made or paid on the other outstanding Mytheresa Shares and Mytheresa ADSs, respectively, after the date of issue;

(H)	the performance of all obligations of the Purchaser thereunder, and the issuance of the Consideration Shares, has been taken or will be taken prior to Completion, and the Transaction Documents constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (y) as limited by Laws relating to the availability of specific performance or injunctive relief;

(I)	the Purchaser is not in default in the performance or observance of (and the issue of the Consideration Shares will not constitute a breach of) any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other financial agreement or financial instrument to which it is a party or by which it or any of its properties is bound, except for such defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. As used in this paragraph, “Material Adverse Effect” shall mean any event, occurrence, fact, circumstance, condition, change or development, individually or together with other events, occurrences, facts, circumstances, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Purchaser and its controlled Affiliates (taken as a whole) as presently conducted, or the condition (financial or otherwise), affairs, properties, liabilities, assets or results of operation of the Purchaser and its controlled Affiliates taken as a whole, or (b) the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to timely perform its material obligations hereunder;

(J)	the issue of the Consideration Shares will comply with all applicable Laws and the constitutional documents of the Purchaser;

(K)	other than a registration rights agreement, the Purchaser has not entered into any shareholders’ agreement or any other similar arrangement with MYT Holding LLC;

(L)	the Mytheresa ADSs are registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the ticker symbol “MYTE”. No member of the Purchaser Group has taken any action: (i) to terminate the registration of the Mytheresa ADSs under the Exchange Act; (ii) to delist the Mytheresa ADSs from the NYSE; or (iii) which is reasonably likely to have the effect of the actions in paragraphs (i) or (ii) occurring. No delisting, suspension of trading or cease trade or other order or restriction with respect to the Mytheresa ADSs is pending, in effect, or to the best of the knowledge, information and belief of the Purchaser (having made all reasonable enquiries), has been threatened or is expected to be implemented or undertaken by the U.S. Securities and Exchange Commission (the “SEC”), the NYSE or any other person;

(M)	the Purchaser has sufficient cash or ability to receive funds under its existing finance agreements to meet its expected working capital requirements and to continue to operate its business as a going concern for the twelve (12) month period following the date of this Agreement;

(N)	there exists no matter, fact or circumstance that would constitute a [***] if it occurred after the date of this Agreement; and

(O)	no Insolvency Event has occurred with respect to it or any member of the Purchaser Group; and

(P)	the Consideration Shares Information is true, correct and accurate in all respects and the Consideration Shares to be issued at Completion represent the number of Consideration Shares to be issued pursuant to Clause 5.2 (the “Consideration Shares Information Warranty”)

10.2	Subject to Clause 11 (Seller’s Remedies and Limitations on Liability – Purchaser Warranties), the Purchaser warrants to the Seller that, at the date of this Agreement and at Completion each of the following warranties is true and correct:

(A)	it is not a Sanctioned Person nor is it aware of, or has taken any action directly or indirectly (including by way of a failure to act) that could reasonably be expected to result in, any actual or potential violation of any Anti-Corruption and Anti-Money Laundering Laws or Sanctions Laws;

(B)	the audited accounts of the Purchaser Group as at and for the financial year ended 30 June 2023 and 30 June 2024, as included in the Annual Report on Form 20-F filed with the SEC on, respectively, 14 September 2023 and 14 September 2024 (the “Mytheresa Report and Accounts”) present fairly, in all material respects, the Purchaser Group’s financial position as of 30 June 2023 and 30 June 2024 (as applicable), and the related consolidated statements of operations, comprehensive (loss) / income, changes in equity / (deficit) and cash flows for the financial year ended on 30 June 2023 and 30 June 2024 (as applicable) and have been prepared in accordance with International Financial Reporting Standards as issued by the IFRS as issued by the IASB as at 30 June 2023 and 30 June 2024 (as applicable);

(C)	the published interim and unaudited results of the Purchaser Group for each of the financial quarters ended 31 March 2023, 30 June 2023, 30 September 2023 and 31 March 2024, included within the Q3, FY 2024 Earnings Press Release (the “Mytheresa Group Interim Accounts”) are not misleading, and do not materially misstate the Purchaser Group’s financial position as at 31 March 2023, 30 June 2023, 30 September 2023 and 31 March 2024, and the related statements of operations, comprehensive (loss) / income, changes in equity / (deficit) and cash flows for each the financial quarters ended 31 March 2023, 30 June 2023, 30 September 2023 and 31 March 2024, and have been prepared in accordance with IFRS as at 31 March 2023, 30 June 2023, 30 September 2023 and 31 March 2024 respectively;

(D)	each of the Mytheresa Group Interim Accounts have been prepared in accordance with the accounting policies used in the preparation of the Mytheresa Report and Accounts for each respective period, applied on a consistent basis, to the extent required, by IFRS;

(E)	with respect to the Mytheresa Report and Accounts, any quarterly reports filed with or furnished by the Purchaser to the SEC and each announcement made by or on behalf of the Purchaser to a regulatory information service since the date of publication of the Mytheresa Report and Accounts (“previous reports”), at the date the Mytheresa Report and Accounts were published or, as the case may be, at the date and time such periodic reports were filed with or furnished to the SEC, all statements contained therein (other than expressions of opinion, intention or expectation of the directors of the Purchaser) were true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the directors of the Purchaser contained therein were made on reasonable grounds and were truly and honestly held by the directors of the Purchaser and were fairly based and there were no other facts known to the directors of the Purchaser the omission of which would make any such statement or expression in any of the previous reports misleading in any material respect and all previous reports complied with applicable Law in all material respects; and

(F)	with the exception of the transactions and arrangements contemplated by the Transaction Documents, there is no material fact or circumstance known to the Purchaser which the Purchaser deems material non-public information or which, if disclosed, would be reasonably likely to have a material effect on the price of Mytheresa ADSs;

(G)	As at the illustrative date set forth therein, the illustrative example set out in Schedule 12 (Consideration Shares Calculation) sets out full, complete and accurate details of all outstanding vested and unvested options and awards (including phantom options and awards, restricted stock units and performance stock units) over the Purchaser’s shares, including the aggregate number of shares under such each option and award, the exercise price and the normal vesting date; and

(H)	the contents of the MYTE Data Room have been provided to the Seller and its Representatives by the Purchaser acting in good faith and, as at the date of the Agreement, to the knowledge of the Purchaser there is no material fact that has not been disclosed to the Seller or its Representatives (whether in the MYTE Data Room or otherwise) which could be reasonably expected to cause the Seller to decide to not enter into this Agreement or to do so on materially different terms.

10.3	The Seller acknowledges that the Purchaser Warranties are the only warranties given by the Purchaser and that the Purchaser Warranties are given in lieu of all other representations and warranties however provided under any applicable provisions of Law.

10.4	Except in the case of fraud, the Seller acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the Purchaser Warranties, and the Purchaser Indemnification Obligations are the sole remedy in accordance with Clause 11.2. The Seller further acknowledges that none of the Purchaser, any member of the Purchaser Group, any member of the Group or any of their shareholders, agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements (other than those given by the Purchaser under this Agreement).

10.5	Each of the Purchaser Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty.

Other Purchaser Undertakings

10.6	The Purchaser undertakes to comply with the matters set out in Schedule 2 (Other Matters) to the Disclosure Letter.

11.	Seller’s Remedies and Limitations on Liability – Purchaser Warranties

11.1	The Seller shall not be entitled to claim that any fact, matter or circumstance causes any of the Purchaser Warranties (other than the Fundamental Purchaser Warranties) to be breached if and to the extent that it has been Fairly Disclosed in the Purchaser Disclosure Letter or in the documents or files in the MYTE Data Room or in the Agreement.

11.2	Subject to Completion having occurred and subject to the procedure, conditions and limitations set forth in this Clause 11 and Schedule 4 (Limitations on liability), the Purchaser hereby agrees to indemnify and hold the Seller harmless for any Loss suffered or incurred by the Seller or any member of the Retained Group which would have not been otherwise suffered or incurred had the Purchaser Warranties been true and correct as at the date of this Agreement and as at Completion (the “Purchaser Indemnification Obligations”).

11.3	No liability shall attach to the Purchaser in respect of any Purchaser Indemnification Obligation if and to the extent that the limitations set out in Schedule 4 (Limitations on liability) apply.

11.4	The Purchaser Indemnification Obligations are the sole remedy available to the Seller in relation to the breach by the Purchaser of the Purchaser Warranties and, therefore, it shall exclude any other right, action, remedy, defence, exception, claim or means of protection – provided by any applicable Law or otherwise – however available in relation to the breach by the Purchaser of any of the Purchaser Warranties. In particular, but without limitation to the generality of the foregoing, no breach of any Purchaser Warranty will give rise to any right on the part of the Seller to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

11.5	The parties hereby acknowledge and agree that the Purchaser Warranties and the Purchaser Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Purchaser Warranty and/or the Purchaser Indemnification Obligations shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

11.6	The aggregate liability of the Purchaser in respect of all Purchaser Indemnification Obligations (other than in respect of Fundamental Purchaser Warranties) (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with the same) shall not exceed EUR 25,000,000.

11.7	The aggregate liability of the Purchaser in respect of all Purchaser Indemnification Obligations (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with such Purchaser Indemnification Obligations) shall not exceed the Consideration Shares Value.

11.8	The Purchaser shall not be liable in respect of any single claim under the Purchaser Indemnification Obligations (other than in respect of a Fundamental Purchaser Warranty) and such claim shall be disregarded for all purposes, unless the amount of liability of the Purchaser pursuant to that claim (or series of claims arising from the same or related matters) would (but for this Clause 11.8) exceed EUR 1,000,000.

11.9	The Purchaser shall not be liable pursuant to any Purchaser Indemnification Obligation (other than in respect of a Fundamental Purchaser Warranty) unless the aggregate liability of the Purchaser for all claims under the Purchaser Indemnification Obligations (other than in respect of Fundamental Purchaser Warranties), disregarding claims excluded under Clause 11.8 above, would exceed EUR 4,000,000 in which case the Purchaser shall be liable for the excess only.

12.	Special Indemnities

12.1	Subject to Completion having occurred and to the terms of Clauses 9.3 and 9.4 of this Agreement and Schedule 1 (Indemnities) of the Disclosure Letter, the Seller undertakes to indemnify the Purchaser in cash in respect of the Specific Indemnities on the basis set out in Schedule 1 (Indemnities) of the Disclosure Letter. The Purchaser undertakes to promptly provide or contribute to the Company any such amounts received from the Seller pursuant to the Seller’s obligations in this Clause 12.1.

12.2	The Seller and the Purchaser agree that the obligations of the Seller under this Clause 12 shall be valid and enforceable against the Seller irrespective of any element or circumstance that the Purchaser or any of its Representatives may have become aware of from the negotiations of this Agreement and/or from the documents or files in the Data Room and/or from the Disclosure Letter and/or from any communication by, or discussion with, the Seller or any of its Representatives (including, for the avoidance of doubt, irrespective of any element or circumstance Fairly Disclosed in the Disclosure Letter or in this Agreement).

12.3	Subject to Completion having occurred, the Purchaser shall indemnify, and hold harmless, the Seller and all members of the Retained Group from and against: (i) any Taxes (or payments in respect of Tax) imposed, charged or levied by, or payable to, any Tax Authority in the People’s Republic of China in respect of any capital gains arising in connection with any transaction contemplated or effected by any of the Transaction Documents, and (ii) any payments payable by the Seller or any member of the Retained Group as a result of the failure to comply with any obligations or requirements imposed by any Tax Authority in the People’s Republic of China in connection with any transaction contemplated or effected by any of the Transaction Documents. To the extent that it may be relevant or necessary, the Seller shall reasonably cooperate with the Purchaser for any compliance or provision of documents that may be necessary in connection with any of the Taxes under (i) of this Clause 12.3 or any of the payments under (ii) of this Clause 12.3.

13.	OFS Wind Down

13.1	The Seller shall procure that, until Completion, the Group continues to wind down the OFS Activities in an orderly manner as carried on in the twelve (12) months prior to the date of this Agreement.;

13.2	From Completion, the Purchaser shall procure that the Group, in accordance with the terms of the OFS RIC Agreements, maintains the necessary OFS Services for the benefit of each relevant Seller Affiliate, pursuant to and in accordance with the terms of the OFS Termination Agreements until: (A) the relevant deadlines (both in terms of (i) switch-off date, and (ii) date of completion of the relevant transition activities) set forth thereunder; and (B) in the event of delay (subject to Clause 13.3 below) until no later than [***] (it being understood that the Purchaser shall, if requested by the Seller, consent to such delay, to the extent the relevant extended date does not fall after [***]).

13.3	It remains expressly acknowledged and agreed and understood for the sake of clarity that, from [***], no member of the Purchaser Group (including, for the sake of clarity, the Group) shall in any case be obliged to maintain any OFS Services pursuant to the OFS Agreements save for where, due to the Group’s sole act or omission the transitional services have not completed by such date (in which case such transitional services shall be completed by the Group).

13.4	The Purchaser undertakes that it shall not serve any notice on the parties to any OFS RIC Agreements (without the written consent of the Seller) prior to [***].

13.5	It remains expressly acknowledged and agreed that the Seller shall keep the Purchaser duly and timely updated in relation to any material progress in the OFS Wind Down.

14.	Effect of Completion

Subject to Clause 21 (Announcements and Confidentiality), and without prejudice to paragraph 2 of Part C of Schedule 1 (Completion arrangements), any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and the Purchaser Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

15.	Restrictive Covenants

Non-solicit

15.1	The Seller undertakes to the Purchaser and its respective successors in title that it shall not, and it will procure that none of the members of the Retained Group shall, directly or indirectly, in the period comprised between the date hereof and the first anniversary of the Completion Date (the “Restricted Period”):

(A)	subject to Clause 15.1(B), solicit, endeavour to entice away or offer to employ or to enter into any contract for services (including in a directorship role) with any person who is (or was), at any time in the period comprised between six (6) months prior to the date hereof and the end of the Restricted Period working for the Group (whether as an employee, director (but excluding any director who as at the date of this Agreement is already an employee of the Retained Group) or consultant or independent contractor) in a senior capacity, whether or not that person would commit any breach of his or her contract by ceasing to work for the Group;

(B)	nothing in Clause 15.1(A) will prevent the Seller or any member of the Retained Group from:

(i)	doing any of the things set out in Clause 15.1(A) in respect of any person who, as at the date of this Agreement, is: (a) exclusively engaged in respect of the OFS Activities; or (b) exclusively engaged by, or working for, Feng Mao;

(ii)	considering and accepting an application made by, and consequently offering a contract for employment or services to, any such person or employee: (a) whose named position includes “Manager”, or equivalent or successor roles of equivalent seniority to what the preceding role represent as at the date of this Agreement, in response to a recruitment advertisement published generally and not specifically directed at the employees of the Group; or (b) (subject to any restrictive covenants therein binding the relevant employee or contractor) in respect of all employees subject to this Clause, who has had their employment or service contract terminated after the date of Completion by a member of the Group; or

(iii)	doing any of the things set out in Clause 15.1(A) with the prior consent of the Purchaser; and

(C)	for the purpose of Clause 15.1(A), references to a person working “in a senior capacity” shall mean a person (whether as an employee or consultant or independent contractor) whose named position includes one of the following titles: (i) CEO; (ii) Chief Officer; (iii) President; (iv) Director; (v) Head of; or (vi) Manager, or equivalent or successor roles of equivalent seniority to what the preceding roles represent as at the date of this Agreement

Non-compete

15.2	The parties acknowledge that Article 2557 of the Code is not applicable in relation to the sale and purchase of the Shares as contemplated in this Agreement.

16.	Remedies and Waivers

16.1	Except as provided in Schedule 4 (Limitations on liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

16.2	Except as provided in Schedule 4 (Limitations on liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.	Assignment and Substitution

17.1	Subject to Clause 17.2, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

17.2	The Seller may at any time assign and/or transfer all or any part of the benefit of, or its rights or benefits under the Purchaser Warranties (together with any causes of action arising in connection with any of them) to any other member of the Retained Group, provided that the liability of the Purchaser under this Agreement shall be limited to the amount for which the Purchaser would have been liable under this Agreement had no such assignment and/or transfer occurred.

17.3	The Purchaser may at any time assign and/or transfer all or any part of the benefit of, or its rights or benefits under the Warranties (together with any causes of action arising in connection with any of them) to any other member of the Purchaser Group, provided that the liability of the Seller under this Agreement shall be limited to the amount for which the Seller would have been liable under this Agreement had no such assignment and/or transfer occurred.

17.4	This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of each of the parties.

18.	Further Assurance

Insofar as it is able to do so after Completion:

(A)	the Seller shall, on being required to do so by the Purchaser, do or procure the doing of all acts and/or execute or procure the execution of all documents as the Purchaser may reasonably consider necessary (but always in accordance with applicable Law) for vesting the Shares in the Purchaser in accordance with the terms of this Agreement; and

(B)	the Purchaser shall, on being required to do so by the Seller, do or procure the doing of all acts and/or execute or procure the execution of all documents as the Seller may reasonably consider necessary for issuing the Consideration Shares to the Seller in accordance with the terms of this Agreement.

19.	Entire Agreement

19.1	The Transaction Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares, to the extent applicable to each party. The parties hereby acknowledge that this Agreement is a wagering agreement (contratto aleatorio) for the purposes of Article 1469 of the Code and, accordingly, each party hereby acknowledges and agrees that the remedy provided for by Articles 1448 and 1467 of the Code is hereby expressly excluded and shall not apply to this Agreement.

19.2	Each party acknowledges and agrees that:

(A)	in entering into the Transaction Documents, it is not relying upon any pre-contractual statement which is not expressly repeated in this Agreement or any other Transaction Documents;

(B)	it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in this Agreement or any other Transaction Document;

(C)	except as otherwise expressly provided for in this Agreement:

(i)	it will not be entitled to terminate or rescind this Agreement (whether before or after Completion); and

(ii)	its only right or remedy in connection with the Transaction Documents, shall be to seek damages to the exclusion of all other rights and remedies (including, for the avoidance of doubt, any right to rescind or terminate this Agreement in any manner whatsoever); and

(D)	nothing in this Clause 19.2 shall exclude or limit any liability for fraud.

19.3	For the purposes of this Clause 19, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement.

19.4	If there is any conflict between the terms of this Agreement and any other Transaction Documents, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Retained Group on the one hand and any members of the Purchaser Group on the other).

19.5	This Agreement may only be varied in writing signed by each of the parties hereto. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

20.	Notices

20.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided:

(A)	be in writing in the English language;

(B)	addressed as provided in Clause 20.2; and

(C)	be effective upon receipt by the addressee (either by hand-delivery, delivery by a postal service or an agent of an internationally recognised courier service or, in the case of notice by e-mail, on the day on which such e-mail is despatched subject to confirmation of delivery by a delivery receipt (provided that any notice by email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours)).

20.2	Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 20.3, as set out in respect of the Seller and the Purchaser below:

For the Seller:

Name:	Richemont Italia Holding S.p.A

For the attention of:	Group CFO, Chief Legal Counsel and Group Mergers & Acquisitions Director

Address:	Chemin de la Chênaie 50, 1293 Bellevue; Switzerland

E-mail address:	[***]
[***]
[***]

with a copy (which shall not constitute notice) to:

Name:	Slaughter and May

For the attention of:	[***]

Address:	Slaughter and May, One Bunhill Row, London, EC1Y 8YY, United Kingdom

E-mail address:	[***]

For the Purchaser:

Name:	MYT Netherlands Parent B.V.

For the attention of:	Michael Kliger (CEO) and Martin Beer (CFO)

Address:	Einsteinring 9, 85609 Aschheim/Munich, Germany

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins

For the attention of:	[***]

Address:	Corso Matteotti, 22, 20121, Milan, Italy

E-mail address:	[***]
[***]

20.3	Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 20.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

21.	Announcements and Confidentiality

21.1	No announcement concerning the sale or acquisition of the Shares or any ancillary matter shall be made by any party without the prior written approval of the Seller and the Purchaser, such approval not to be unreasonably withheld or delayed. This Clause 21.1 does not apply in the circumstances described in Clause 21.2.

21.2	The Seller or the Purchaser may, after consultation with the other party of them, make an announcement concerning the sale or acquisition of the Shares or any ancillary matter if required by applicable law or any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the Seller or the Purchaser (as applicable) before making the announcement.

21.3	Subject to Clauses 21.1, 21.2 and 21.4:

(A)	each party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing the Transaction Documents which relates to:

(i)	the provisions of the Transaction Documents; or

(ii)	the negotiations relating to the Transaction Documents;

(B)	the Purchaser shall treat, and shall procure that each member of the Purchaser Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group (including, prior to Completion, the Group) obtained or received as a result of the negotiation and entering into of the Transaction Documents; and

(C)	the Seller shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information concerning any member of the Purchaser Group (including, after Completion, the Group) obtained or received as a result of the negotiation and entering into of the Transaction Documents.

21.4	Notwithstanding the provisions of Clause 21.3, a party may disclose any such confidential information to its Affiliates or disclose or use any such confidential information if and to the extent:

(A)	required by applicable law of any relevant jurisdiction or for the purposes of any judicial proceedings;

(B)	required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject wherever situated, whether or not the requirement for information has the force of law;

(C)	such disclosure is made by sharing such information on a confidential basis with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any member of its group;

(D)	required to vest the full benefit of any Transaction Document in that party;

(E)	the disclosure is made to the professional advisers, auditors and bankers of that party on a need-to-know basis and provided they have a duty to keep such information confidential;

(F)	the information has come into the public domain through no fault of that party; or

(G)	the Seller or Purchaser (as applicable) has given prior written consent to the disclosure,

provided that any such information disclosed pursuant to Clauses 21.4(A) or (B) shall be disclosed (where not otherwise prohibited by applicable law or regulation) only after notice has been given to the Seller or the Purchaser (as applicable) of such requirement with a view to providing such party with the opportunity to contest such disclosure or use or otherwise agreeing the content and timing of such disclosure.

21.5	The Confidentiality Agreement shall continue in full force and effect notwithstanding execution of this Agreement and shall terminate on Completion without prejudice to any accrued rights and liabilities.

21.6	The restrictions contained in this Clause 21 shall continue to apply after Completion or the termination of this Agreement without limit in time.

22.	Costs and Expenses and Stamp Taxes

22.1	Except as otherwise stated in this Agreement or the other Transaction Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and all other documents referred to in this Agreement.

22.2	The Purchaser shall bear itself any stamp duty, stamp duty reserve tax or other transfer Taxes (including the “Tobin tax”) or registration duties arising in respect of:

(A)	the transfer of the Shares to the Purchaser (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer); and

(B)	any other matters contemplated or effected by the Transaction Documents (including the issue of the Consideration Shares to the Seller),

and the Purchaser shall indemnify and hold harmless the Seller and any member of the Retained Group accordingly. For the avoidance of doubt, a transfer Tax does not include any Tax assessable on the Seller by reference to any profit or gain made by it on the disposal of the Shares.

23.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

24.	Choice of Governing Law

This Agreement is to be governed by and construed in accordance with Italian Law. Any matter, claim or dispute arising out of or in connection with this Agreement is to be governed by and determined in accordance with Italian Law.

25.	Arbitration

25.1	Any dispute arising out of or in connection with this Agreement between all or any of the parties hereto, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally settled exclusively by arbitration. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Milan. The arbitral tribunal may hold hearings and meetings by any means it considers expedient or appropriate and at any location it considers convenient or appropriate. The arbitration shall be conducted in the English language.

25.2	The arbitral tribunal shall consist of three (3) arbitrators, appointed in accordance with the above mentioned Rules of Arbitration of the ICC.

25.3	The arbitration shall be rituale and the arbitrators shall decide in accordance with the Law (secondo diritto).

25.4	The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards or procedural orders) shall not be disclosed beyond the arbitral tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or stock exchange on which the disclosing party’s shares are listed or applicable Laws.

25.5	All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in euro (€) and free from any deduction or withholding for, or on account of Taxes, unless such deduction or withholding is required by Law. If any such deduction or withholding is so required, the payor shall pay to the recipient such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as the recipient would have received had no deduction or withholding been made. To the extent that the recipient is entitled to any credit or repayment in respect of any Taxes so deducted or withheld, it shall (if so requested by the payor) use all reasonable endeavours to obtain such credit or repayment and shall account to the payor for the lesser of: (i) the amount of the cash benefit yielded by such credit or repayment (net of any costs of obtaining or receiving the same (including any Taxes payable (or that would have been payable but for the utilisation or set-off of any Relief)); and (ii) an amount equal to that by which the payment was increased by virtue of the preceding sentence.

25.6	Notwithstanding this Clause 25, the parties hereby submit to the exclusive jurisdiction of the court of Milan (Italy) any legal suit, action or proceeding in connection with this Agreement which may not be settled or resolved by arbitration.

26.	Language

26.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

26.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 26.1(B).

Schedule 1

(Completion arrangements)

Part A

(The Seller’s obligations)

[***]

Part B

(Purchaser’s obligations)

[***]

Part C

(General)

[***]

Schedule 2

(Regulatory Conditions)

[***]

Schedule 3

(Warranties)

In this Schedule, in addition to the definitions set out in Clause 1.1:

“Contractor”	means any person who is not an Employee but who provides services to any member of the Group as a self-employed consultant or an independent contractor or indirectly through a personal service company;

“Data Protection Law”	means any Law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument governing data privacy, data protection and/or the Processing of Personal Data, in each case to the extent applicable,from time to time, to any Group Company including the EU GDPR,the UK GDPR, the DPA, the national laws of any EU member state and of the UK which implement the provisions of the e-Privacy Directive 2002/58/EC, including the Privacy and Electronic Communications Regulations 2003, the Hong Kong Personal Data (Privacy) Ordinance, the PRC Cybersecurity Law and the PRC Personal Information Protection Law (in each case as amended,consolidated, re-enacted or replaced from time to time);

“Domain Names”	means those domain names listed in the documents in folder reference 3.2.10.9 in the Data Room;

“DPA”	means the UK Data Protection Act 2018 as amended from time to time;

“EHS Consents”	means any permit, licence, consent, registration, allowance,approval, exemption, or other authorisation relating to EHS Matters and required by or under any EHS Laws for the operation of the Group’s business (including, for the avoidance of doubt, the use by a Group Company of any real property);

“EHS Laws”	means all applicable Laws, statutory guidance notes, by-laws, codes of practice, and any final and binding court, tribunal or other official decision of any Governmental Entity, that is binding on a party,insofar as they relate or apply to EHS Matters from time to time;

“EHS Matters”	means matters relating to: (a) human health, safety and welfare; (b) the protection of the Environment arising out of (i) the use or exploitation of any environmental or natural resources and/or any Hazardous Substances, (ii) matters concerning the use, re-use, recycling and availability of raw materials for the activities of the Group (including any conflict minerals) and (iii) the activities of marketing, selling and distributing products (including any restriction on the use of certain substances in such products, any take back schemes that apply to the Group and its products) and (c) any 72 modern slavery and child labour matters that are applicable to the Group’s supply chain, in each case as carried out by the Group as at the date of this Agreement;

“Environment”	means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); land (including buildings); and any living organisms supported by such media;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means each entity that is treated as a single employer with the Company for purposes of U.S. Code §414;

“EU GDPR”	means the General Data Protection Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016;

“Group Benefit Plan”	means any incentive, bonus, deferred or variable remuneration,commission, pension, sick pay, health, medical, disability, retention,termination, redundancy, severance, change in control, equity-based compensation and other written plan, policy, agreement or arrangement providing compensation or benefits to any Employee or former Employee (or to any dependent or beneficiary thereof) as at the date of this Agreement, including the YNAP Retention Plans and those plans summarised in document reference 3.2.5.14.5 in the Data Room, but excluding, for the avoidance of doubt, any Labour Agreement;

“Group Management Accounts”	means the proforma unaudited consolidated management accounts of the Group (including Feng Mao) comprising the balance sheet,profit and loss account and cash flow statement, as at and for the financial years ended 31 March 2023 as set out in document reference 1.1.3.1 in the Data Room and 31 March 2024 as set out in document reference 1.2.1.2.1.4 in the Data Room;

“Hazardous Substances”	means any wastes, pollutants, contaminants (including asbestos,PCB, PCT, CFC), or other hazardous or toxic natural or artificial substances (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which are used or discharged in the operations of the Group and which are capable of causing harm or damage to the Environment;

“Information Technology”	means all software, hardware, firmware, networks, switches,endpoints, platforms, servers, storage, interfaces, applications, websites and related information technology systems, and all electronic connections between and among them;

“Insurance Policies”	has the meaning given in paragraph 15.1 of this Schedule 3 (Warranties);

“Intellectual Property Rights”	means all intellectual property rights of any nature, including rights in patents, inventions (whether patentable or not), utility models,trademarks, service marks, logos, getup, trade names, domain names, copyright (including rights in computer software), registered designs, design rights, the benefit of contractual waivers of moral rights, databases and collections of data, topography rights,confidential information and knowledge (including Know-how), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights which subsist or will subsist now or in the future;

“Know-how”	means formulae, discoveries, improvements, processes, trade secrets, techniques, specifications, technical information, market information, methods, tests, reports, component lists, manuals,instructions, drawings and information relating to customers and suppliers, in each case used by the Group and relating to the Group’s business;

“Labour Agreement”	means any consultation, recognition, wage bargaining or other collective bargaining or similar labour agreement, arrangement or understanding between any member of the Group and any trade union, staff association or other employee representative body;

“Leases”	means the leases, service agreements or other occupational licences or agreements relating to the Properties, as provided in folder reference 3.2.6.2 in the Data Room (and “Lease” means any one of such documents set out therein);

“Material Contracts”	means any contracts, agreements and licences entered into as at the date of this Agreement with:

	(a)	suppliers of services or goods to any Group Company (excluding product suppliers) listed in document reference 3.2.3.2.1.1 in the Data Room:

	(b)	the product suppliers for YNAP Luxury and YNAP Fashion as identified in document reference 3.2.3.1.1.1 in the Data Room, in each case based on the standard terms and the bespoke terms referred to in that document (the “Product Supply Contracts”); and

(c) all OFS Agreements in full force and effect at the date of this Agreement,

but in all cases shall not include any contracts, agreements, licences and other contractual arrangements which relate to Intellectual Property Rights (excluding any licences or contractual arrangements, in each case relating to Information Technology or the Systems), Leases or Occupational Interests, Group Benefit Plans, Insurance Policies and/or to the OFS Activities;

“Mr Porter”	means the online multi-brand store currently operated by the Group under the “Mr Porter” brand (and any successor brand thereto and, where relevant, the regional version of such store);

“Net-A-Porter”	means the online multi-brand store currently operated by the Group under the “Net-A-Porter” brand (and any successor brand thereto and, where relevant, the regional version of such store);

“Occupational Interests”	means those third-party occupational leases and licences or other third party occupational interests in the Properties;

“Personal Data”	has the meaning given to it in the UK GDPR;

“Privacy Commitments”	has the meaning given in paragraph 8.1 of this Schedule 3 (Warranties);

“Processing”	has the meaning given to it in the UK GDPR, and “Process” and “Processed” shall be construed accordingly;

“Properties”	means the land and buildings, particulars of which are set out in document reference 3.2.6.1.2 in the Data Room (and “Property” means any one of them);

“Registered Intellectual Property Rights”	means, with regard to an Intellectual Property Right, where: (a) an application for registration of that right is pending with or (b) that right has been registered or filed with or issued under the authority of, in each case, a relevant Governmental Entity;

“Relevant Company”	means a Group Company that is listed in the definition of Statutory Accounts;

“Senior Employee”	has the meaning given in paragraph 10.1 of this Schedule 3 (Warranties);

“Source Code”	means, in relation to any computer software or application, a human- readable version of that software or application in the language in which it was programmed together with such technical information and documentation necessary to enable a reasonably skilled programmer to understand, modify, correct, maintain and support the software or application;

“Systems”	means the Information Technology owned, operated or used by the Retained Group or the Group as at the date of this Agreement and which are material to the operation of the business of the Group;

“Tax Return”	means any tax returns, declarations, reports, notice, computations, statements, assessments (including self-assessment) including any schedule, supplement or attachment thereto, or any amendment thereof that have, or should have, been submitted by a Group Company to any Tax Authority;

“Technical and Organisational Measures”	means the technical and organisational measures, including the maintenance of appropriate data protection policies and procedures, to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the Processing and the nature of the Personal Data to be protected as required by applicable Data Protection Law;

“The Outnet”	means the online multi-brand store currently operated by the Group under the brand “The Outnet” (and any successor brand thereto and, where relevant, the regional version of such store);

“UK GDPR”	means the EU GDPR in such form as incorporated into the Law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any regulations thereunder;

“WARN Act”	has the meaning given in paragraph 10.9 of this Schedule 3 (Warranties);

“YNAP Fashion”	means YOOX and The Outnet;

“YNAP IP”	means the Intellectual Property Rights used in connection with the operation of the business of the Group;

“YNAP Luxury”	means Mr Porter and Net-A-Porter; and

“YOOX”	means the online multi-brand store currently operated by the Group under the “YOOX” brand (and any successor brand thereto and, where relevant, the regional version of such store).

1.            Capacity

1.1	The Seller is validly incorporated, in existence and duly registered under the Laws of its country of incorporation.

1.2	The Seller has obtained all necessary consents and has all requisite power and authority to enter into and perform this Agreement, the other Transaction Documents to which it is a party and any other agreement or arrangement required to be entered into by it pursuant to the Transaction Documents in accordance with their terms.

1.3	This Agreement and the other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their terms.

1.4	The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Seller and the performance of and compliance with their terms will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Seller, any agreement or instrument to which the Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds it or any of its property.

1.5	Save in respect of the Regulatory Conditions, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity is required to be obtained, or made, by the Seller to authorise the execution or performance of this Agreement and/or other Transaction Documents by the Seller.

2.            Shares

2.1	The Seller is the sole legal and beneficial owner of the Shares and is entitled to transfer the full legal title in the Shares.

2.2	The Shares are fully paid and free from all Encumbrances and the Seller has not entered into any agreement or arrangement to create any future Encumbrance on the Shares.

2.3	Save for as set out in this Agreement, no options, warrants or other rights to create, allot, issue, sell, transfer, redeem, repay or subscribe for shares in the Company have been granted or agreed to and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

2.4	The Company or a Subsidiary is the sole legal (save for E-LUX Middle East Holding Ltd given the local legal trustee structure in place at the date of this Agreement) and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares have been fully paid up and are free from all Encumbrances.

2.5	The Company does not have and has not agreed to acquire any interest in any subsidiaries or subsidiary undertakings or any other body corporate, undertaking, association or joint venture other than the Subsidiaries.

2.6	Save for as set out in this Agreement under Clause 4.16, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

2.7	No Group Company has any interest in, or has agreed to acquire, any shares or stock in the capital of, nor has any beneficial or other interest in, any other company or business organisation (wherever incorporated) other than the Subsidiaries.

2.8	Each of the Material Group Companies is duly incorporated and organised and validly existing under the Laws of its respective jurisdictions of incorporation and have full power and authority to conduct their business as currently conducted.

3.            Constitutional and corporate documents

3.1	Each copy of the articles of association (or equivalent) of each Group Company which is included in the Data Room is true, accurate and complete in all material respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by Law are annexed or incorporated and, to the extent required by Law, sets out in full the rights and restrictions attaching to the share capital of each Group Company as at the date of this Agreement.

3.2	All statutory books (including all minute books and registers) of each Group Company (as applicable) have been properly kept and are in its possession or control and contain a materially complete and accurate record of the matters which are required in accordance with the Laws of such Group Company’s jurisdiction. No written notice has been received by, or allegation made in writing to, a Group Company that any of its books or registers are incorrect.

3.3	Save as affected by the transactions contemplated under the Transaction Documents, the details of the Company set out at Attachment 1 and the Subsidiaries set out at Appendix 3 of the Disclosure Letter are true and correct.

3.4	Each of the Group Companies (other than the Material Group Companies, which are already covered by the warranty under paragraph 2.8 above) is duly incorporated and organised and validly existing under the Laws of its respective jurisdictions of incorporation and have full power and authority to conduct their business as currently conducted.

4.            Accounts

4.1	The Statutory Accounts:

(A)	have been prepared in accordance with the Accounting Principles and applicable Laws using bases, practices, methods and estimation techniques consistent with those used in the preceding two (2) financial years; and

(B)	show a true and fair view of the state of affairs of the relevant Group Company at 31 March 2023 and at 31 March 2024 (as applicable) and of the profit and losses of such Group Company for the financial year ended on 31 March 2023 and on 31 March 2024 (as applicable).

4.2	The Group Management Accounts:

(A)	have been prepared in good faith with reasonable care and attention in line with the Compagnie Financière Richemont SA group reporting policies, which are in accordance with IFRS and on a basis consistent with the Group Management Accounts for the respective immediately prior period;

(B)	contain information which has been included in the audited consolidated audited accounts for Compagnie Financière Richemont SA for the relevant period and have been reconciled to the Compagnie Financière Richemont SA group reporting; and

(C)	do not materially misstate: (i) the assets and liabilities of the Group as a whole at 31 March 2024 and at 31 March 2023 (as applicable); (ii) the cash flows of the Group as a whole for the financial year ended on 31 March 2024 and the financial year ended 31 March 2023 (as applicable); and (iii) the profit and losses of the Group as a whole for the financial year ended on 31 March 2024 and the financial year ended 31 March 2023 (as applicable).

4.3	The reporting packages of YNAP Corporation for the financial years ended on 31 March 2023 and on 31 March 2024 for purposes of group reporting:

(A)	have been prepared in line with the Compagnie Financière Richemont SA group reporting policies, which are in accordance with IFRS and on a basis consistent with the respective previous period’s reporting packages of YNAP Corporation (i.e. financial year ended 31 March 2022); and

(B)	do not materially misstate: (i) the assets and liabilities of the YNAP Corporation as a whole at 31 March 2024 and at 31 March 2023 (as applicable); (ii) the cash flows of the YNAP Corporation as a whole for the financial year ended on 31 March 2024 and the financial year ended 31 March 2023 (as applicable); and (iii) the profit and losses of the YNAP Corporation as a whole for the financial year ended on 31 March 2024 and the financial year ended 31 March 2023 (as applicable).

4.4	Since 31 March 2024:

(A)	the business of the Group as a whole has been carried on, in all material respects, in the ordinary and usual course and in the same manner (including nature and scope) without any interruption; and

(B)	no Group Company:

(i)	has made, or agreed to make, capital expenditure exceeding in total €50,000,000 or incurred, or agreed to incur, a commitment (or series of connected commitments) involving capital expenditure exceeding in total €50,000,000;

(ii)	has declared, made or paid any distribution of capital or income;

(iii)	has repaid or redeemed any share or loan capital or agreed to any such repayment or redemption; and

(iv)	has changed its accounting reference date.

5.	Contracts

5.1	As at the date of this agreement, copies of all Material Contracts have been disclosed in the Data Room and such copies are complete and accurate in all material respects.

5.2	No Material Contract within (a) or (b) of such definition:

(A)	is subject to a termination right exercisable by the third-party counterparty as a result of the transactions contemplated by this Agreement;

(B)	is incapable of termination in accordance with its terms by the relevant member of the Group on ninety (90) days’ notice or less;

(C)	is expressed to be of three years or greater duration; or

(D)	materially limits or excludes the ability of the Group to carry on its business in any area of the world in such manner as it may think fit or, so far as the Seller is aware, materially limits or excludes the ability of the Group to compete in any field with any person.

5.3	No Material Contract:

(A)	relates to matters not within the ordinary and usual course of business;

(B)	is unable to be readily fulfilled or performed by the Group in accordance with its terms without undue or unusual expenditure or effort;

(C)	is an agreement which any member of the Retained Group (or any director of such member of the Retained Group) is interested or from which any such person takes benefit (directly or indirectly); or

(D)	is entered into otherwise than on an arm’s length basis.

5.4	In relation to each of the Material Contracts, so far as the Seller is aware:

(A)	each such Material Contract is valid and binding on the parties to it and lawful;

(B)	there are no existing grounds for its invalidity, termination (other than for convenience), avoidance, rescission or repudiation or, as a result of the transactions contemplated under this Agreement, for a material change to the terms of the relevant Material Contract;

(C)	no party to a Material Contract has given written notice in the two (2) years prior to the date of this Agreement to terminate it nor has sought to rescind, repudiate or disclaim it nor has any party sought to suspend its performance (for whatever reason);

(D)	there are and in the last two (2) years prior to the date of this Agreement have been no written notices sent or received by any Group Company of any material breach, disputes or proceedings arising out of in connection with any Material Contract;

(E)	no party to a Material Contract is in material breach of it and there are no circumstances likely to give rise to any Group Company being in material breach of it; and

(F)	other than under the OFS Agreements, OFS Services are not provided to any other person.

6.            Insolvency

6.1	Save in respect of any frivolous or vexatious proceedings, no order has been made, petition presented or resolution passed for the winding up of the Seller, or for the appointment of any provisional liquidator over the Seller (or equivalent in the jurisdiction of its incorporation) (or other process whereby the Seller’s business is terminated and the assets are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings against the Seller under any applicable insolvency, reorganisation or similar Laws in any jurisdiction.

6.2	Save in respect of any frivolous or vexatious proceedings, no Material Group Company has been declared bankrupt, has started or is subject to any insolvency, pre-insolvency (meaning “composizione negoziata della crisi” and any other “strumento di regolazione della crisi e dell’insolvenza”, or analogous procedure under other jurisdictions) procedure or to liquidation procedures of any kind, whether voluntary or commenced by any third party or any Governmental Entity.

6.3	No order has been made, no petition presented, no notice given, no meeting has been convened to consider or approve and no resolution has been passed for the winding-up or for the appointment of any provisional liquidator or receiver over a Material Group Company (or equivalent in the jurisdiction of its incorporation) (or other process whereby a Material Group Company’s business is terminated and the assets of such Material Group Company are distributed amongst the creditors and/or shareholders or other contributors), and, save in respect of any frivolous or vexatious proceedings, there are no cases or proceedings under any applicable insolvency, reorganisation or similar Laws in any relevant jurisdiction, in each case in relation to any Material Group Company.

6.4	No statutory moratorium is in force nor has any step been taken or procedure commenced with a view to entering into such moratorium in respect of any Material Group Company.

7.            Intellectual property

7.1	So far as the Seller is aware, the Group either wholly owns legally and beneficially free from Encumbrances, or has a licence to use, all the YNAP IP.

7.2	All Registered Intellectual Property Rights owned or applied for by a Group Company as at the date of this Agreement have been disclosed in the Data Room and all renewal, application and other official registry fees due to date have been paid in full in respect of such Registered Intellectual Property Rights.

7.3	In respect of the material licences granted to or by any Group Company as at the date of this Agreement in respect of any YNAP IP (but excluding any contracts, agreements, licences and other contractual arrangements which relate to Information Technology):

(A)	all such licences are disclosed in the Data Room;

(B)	no Group Company has received or served, during the last twenty-four (24) months prior to the date of this Agreement, a written notice of any disputes or proceedings alleging that the terms of such licences have been breached;

(C)	no written notice of termination has been received or served by a Group Company in respect of such licences during the last twenty-four (24) months prior to the date of this Agreement;

(D)	no such licence is liable to be terminated by the third party counterparty as a result of the transactions contemplated by this Agreement; and

(E)	so far as the Seller is aware:

(i)	each such licence is valid, binding on the parties to it and lawful; and

(ii)	there are no grounds on which such licences might be terminated.

7.4	Save for any new domain names registered by a Group Company after the date of this Agreement (and which are owned by a Group Company free from Encumbrances):

(A)	the Domain Names are the domain names used in connection with the business of the Group (but not including the domain names of the businesses of the Retained Group and the domain names used in the context of the OFS Activities);

(B)	no member of the Group owns any other domain names used in connection with the business of the Group;

(C)	a member of the Group is the registrant of the Domain Names;

(D)	the Domain Names are not subject to any Encumbrances or any agreement that restricts their use, disclosure, licensing or transfer; and

(E)	all renewal, application and other official registry fees and steps required for the maintenance of the Domain Names have been paid or taken on a timely basis.

7.5	So far as the Seller is aware:

(A)	no Group Company has infringed or misappropriated the Intellectual Property Rights of any third party during the last twenty-four (24) months;

(B)	the use by the Group of the YNAP IP in relation to the Group’s business has not infringed or misappropriated the Intellectual Property Rights of any third party during the last twenty-four (24) months; and

(C)	no YNAP IP has been infringed or misappropriated by a third party during the last twenty-four (24) months,

in each case, which has had, is having, or is reasonably likely to have, a material adverse effect on the business of the Group.

7.6	In the last twenty-four (24) months prior to the date of this Agreement:

(A)	no notice of formal proceedings or material allegation in writing has been received by any Group Company that the Group’s operation of the business of the Group is, or may be, infringing, misusing or misappropriating any third party Intellectual Property Rights or which otherwise challenges the validity, ownership or rights to use any of the YNAP IP in the operation of the business of the Group; and

(B)	other than routine notice and take-down requests, no member of the Group has notified formal proceedings to any third party or, so far as the Seller is aware, otherwise alleged in writing that the third party is, or may be, infringing or misappropriating any YNAP IP.

7.7	The YNAP IP constitutes all registered Intellectual Property Rights, material unregistered Intellectual Property Rights and, so far as the Seller is aware, other unregistered Intellectual Property Rights necessary for the carrying on of the business of the Group in substantially the same manner in which it is carried on as at the date of this Agreement.

7.8	So far as the Seller is aware, the Group has not disclosed to any person any confidential information relating to the business of the Group:

(A)	whereby such disclosure has had (or is having, or is reasonably likely to have) a material adverse effect on any Group Company; and

(B)	where such disclosure was made other than: (i) subject to an agreement under which the recipient is subject to an obligation of confidentiality; and (ii) in the ordinary course of business of the Group.

8.            Privacy and data protection

8.1	The Group and, so far as the Seller is aware, each third party Processing Personal Data on behalf of the Group in respect of that Personal Data only, has in the past three (3) years complied in all material respects with: (i) all Data Protection Laws; (ii) all existing and current written contractual commitments related to the Processing of Personal Data; and (iii) all privacy notices provided to data subjects (together, the “Privacy Commitments”).

8.2	The Group has not in the past three (3) years, in the operation of the business of the Group, used or disclosed Personal Data in material violation of the Privacy Commitments (for the avoidance of doubt, violation of the Privacy Commitments shall not include where such use or disclosure was in compliance with Data Protection Laws, or was in response to a request or an order by a Governmental Entity in compliance with Data Protection Laws).

8.3	The Group has not in the past three (3) years:

(A)	prior to the date of this Agreement, received any written notice, claim or other written communication from any person; or

(B)	been required to pay any fine or compensation to any person,

regarding any actual or alleged material violation of, or failure to comply with, the Privacy Commitments.

8.4	In relation to the business of the Group, in the past three (3) years, no member of the Group has: (i) suffered any Personal Data breach that required a notification or communication to a Governmental Entity and/or data subject under Data Protection Laws; or (ii) received any written communication, request, notice of investigation or enforcement action from, nor been the subject of an order or judgement by, a Governmental Entity in respect of an actual or alleged breach of Data Protection Laws.

8.5	The Group has taken commercially reasonable measures to protect the confidentiality, integrity, security and availability of all Personal Data used in the business of the Group, including by implementing appropriate Technical and Organisational Measures and, within the three (3) years prior to the date of this Agreement, there have been no material breaches of the confidentiality, integrity, security and availability of all Personal Data used in the business of the Group, or unauthorised access to or uses of the same.

9.            Information technology

9.1	The Group either owns legally and beneficially free from Encumbrances or has a valid licence to use all of the Systems (excluding any Intellectual Property Rights subsisting in such Systems).

9.2	The Systems have sufficient capacity for, and perform to a standard sufficient to meet, the existing needs of the business of the Group and are in satisfactory working order.

9.3	In the twenty-four (24) months prior to the date of this Agreement:

(A)	in order to operate the Systems, the Group has (or has access to) technically competent personnel in the field; and

(B)	the Systems:

(i)	have been properly maintained by technically competent personnel;

(ii)	have not suffered any material failure; and

(iii)	have not been subject to any security breaches or any unauthorised disclosures of or access to data (excluding personal data),

which, in either of (B)(ii) or (B)(iii), have had (or are having) a material adverse effect on the Systems as a whole, on any Group or on the business of the Group.

9.4	All proprietary Source Code and other software which are material to the operation of the business of the Group have not (in whole or in part) triggered the terms of any open source (or similar) licence or any contractual obligation that would require the Group to divulge to any person such Source Code or software (or any part thereof).

9.5	No Systems owned by the Group contain any program routine, device, or other undisclosed feature, including a time bomb, virus, software lock, back door, drop-dead device, termination logic, malicious logic, worm, Trojan horse, bug, error, defect, ransomware or trap door, that:

(A)	has had (or are having) a material adverse effect on the Systems as a whole, or on the business of the Group; and

(B)	so far as the Seller is aware, is capable of:

(i)	(i) deleting, (ii) disabling, (iii) deactivating, (iv) interfering with, or (v) otherwise harming such Systems; or

(ii)	producing modifications not authorised by the Retained Group or Group.

9.6	In the last twenty-four (24) months, the Group has provided to all Employees and to all persons who are permitted to access the Systems: (i) security training for ensuring the security and integrity of the Systems; and (ii) information security policies, each in accordance with good industry practice (including in relation to off-site working where applicable).

9.7	The Group has practices in place to enable the business of the Group to respond to and redress any disaster, intrusion, failure or other disruption which may have a material adverse effect on the Systems as a whole or on the business of the Group. Details of such practices as at the date of this Agreement are included in the Data Room.

10.            Personnel

10.1	Since 31 March 2024, no material change has been made, announced or proposed to the emoluments, benefits or other terms of engagement of any Employee who is entitled to emoluments at an average annual rate over the last three (3) financial years in excess of €300,000 per annum (each a “Senior Employee”), and no such material change is due after the date of this Agreement, and the employing company is under no obligation to make such a change (with or without retrospective operation), save in relation to changes: (A) agreed by the relevant employing company before 31 March 2024; or (B) required by applicable Law or Labour Agreements. The Senior Employees are employed by the Group and work exclusively for the Group and, to the Seller’s knowledge, no Senior Employee has been given or received notice of termination, resignation or dismissal. No offer of employment has been made and remains outstanding to any individual who if employed would be a Senior Employee.

10.2	The Data Room contains materially correct and complete, in each case as at the date of this Agreement:

(A)	copies of the standard terms and conditions of employment applicable to Employees;

(B)	a list of all Group Benefit Plans; and

(C)	details of each material Group Benefit Plan including, as applicable, copies of: (i) the most recent annual report and actuarial report, (ii) most recent annual report on Form 5500 required to be filed with the U.S. Internal Revenue Service with respect to each Group Benefit Plan intended to qualify under Section 401 of the U.S. Code, (iii) the most recent determination or opinion letter received from the U.S. Internal Revenue Service with respect to each Group Benefit Plan intended to qualify under Section 401 of the U.S. Code, and (iv) the governing documentation or summary plan description.

10.3	Each Group Benefit Plan (and each related trust, insurance contract or fund) has been materially maintained, funded and administered in accordance with the terms of such Group Benefit Plan and, so far as the Seller is aware, complies in form and in operation in all material respects with the applicable requirements of Laws.

10.4	No member of the Group has or, to the Seller’s knowledge, could have any material liability with respect to misclassification of any former or current Contractor as an independent contractor, consultant or equivalent rather than as an employee or worker or of any current or former exempt Employee rather than as non-exempt.

10.5	The execution, delivery and performance of or consummation of the transactions contemplated by this Agreement, either alone or in combination with any related event or transaction, will not:

(A)	entitle any current or former Employee or Contractor, or dependant or beneficiary thereof to any compensation or benefit;

(B)	accelerate the time of payment or vesting of any compensation or benefits; or

(C)	increase any payments, benefits or other rights to any current or former Employee or Contractor, or dependant or beneficiary thereof; or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the U.S. Code).

10.6	All compensation due to Employees or Contractors as at the date of this Agreement or as at Completion (as applicable) has been paid by the relevant Group Companies. There are no sums owing to or from any former or current Employee or Contractor. There have been no wage and hour claims by Employees in the last five years for having their time improperly rounded.

10.7	So far as the Seller is aware, no member of the Group has any material liability in connection with the violation of applicable statutory provisions in favour of Employees relating to annual leave, sick leave, public holidays and termination of employment agreements during the probationary period.

10.8	There is no Labour Agreement in force, proposed or requested. No member of the Group is bound by or negotiating or under a legal obligation to negotiate a Labour Agreement. No member of the Group has at any time in the past two (2) years been involved in any strike, work stoppage, slowdown or other industrial or trade dispute or negotiation with a trade union, staff association or other employee representative body and there is nothing to give rise to such a claim. There are and have been no material union organization efforts by or of Group employees. The execution of this Agreement and the consummation of the transactions contemplated hereby will not trigger notice, consent, or consultation obligations with respect to any labour or trade union, staff association, works council, or other employee representative body.

10.9	No Employee transferred into employment in the past two (2) years with a member of the Group pursuant to the Acquired Rights Directive 2001/23/EC or similar local legislation (a “Relevant Transfer”) and so far as the Seller is aware, no Employee or former Employee based in the UK has previously transferred to any Group Company pursuant to a Relevant Transfer at any time who, prior to the Relevant Transfer, was a member of a defined benefit pension scheme arrangement.

10.10	All Employees whose employment has been terminated by NAPG since 1 January 2024 have entered into a legally binding settlement agreement containing a full and final release of all contractual and statutory claims (including for failure to comply with section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992) against NAPG and any other Group Company.

10.11

(A)	In the last twelve (12) months no member of the Group has made any plant closings, mass layoffs, or other collective redundancies within the meaning of such terms in the relevant jurisdiction (including the Worker Adjustment and Retraining Notification Act of 1988 of the United States and similar U.S. state Laws, the “WARN Act”);

(B)	in the last six (6) months no member of the Group has carried out any furloughs, material reductions in hours, or layoffs, which, if continued in the aggregate would trigger notice obligations under the WARN Act; and

(C)	so far as the Seller is aware, no member of the Group has any plans to undertake any such plant closings, mass layoffs or other redundancies that would trigger notice obligations under the WARN Act.

10.12	No member of the Group has ever operated, sponsored or participated in a defined benefit pension plan or has, in the last six (6) years, been “connected with” or an “associate of” (as those terms are used in the Pensions Act 2004 of the United Kingdom) a defined benefit pension plan established for UK-based employees.

10.13	Each Group Benefit Plan intended to be tax qualified in the relevant jurisdiction is so qualified and, so far as the Seller is aware, no circumstances have occurred that would reasonably be expected to result in the loss of tax qualified status of the Group Benefit Plan.

10.14	So far as the Seller is aware, all benefits, contributions, obligations and premiums relating to each Group Benefit Plan that were due prior to the date of this Agreement have been paid in accordance with the terms of such Group Benefit Plan and all benefits accrued under any unfunded Group Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, applicable accounting principles, the terms of such Group Benefit Plan and applicable Law.

10.15	No Group Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has at any time sponsored, maintained or contributed to (or been obligated to contribute to) or had any liability with respect to: (i) an employee benefit plan subject to Title IV of ERISA or Section 412 or 430 of the U.S. Code or Part 3 of Subtitle B of Title I of ERISA, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employee benefit association” within the meaning of Section 501(a)(9) of the U.S. Code.

10.16	No Group Benefit Plan provides health or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the U.S. Code or equivalent provision under any other applicable Laws), and no circumstances exist that could result in the Group becoming obligated to provide any such benefits.

10.17	Each Group Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the U.S. Code is currently materially operated and maintained in operational and documentary compliance with Section 409A of the U.S. Code and all U.S. Internal Revenue Service guidance promulgated thereunder.

11.            Real estate

11.1	No Group Company owns any Property, and the Properties comprise, as at the date of this Agreement, all of the land and buildings leased, used or occupied by a Group Company for the operation of the business of the Group.

11.2	Each Lease is in good standing and is valid, binding and enforceable in accordance with its respective terms, and the relevant Group Company under each Lease is solely legally and beneficially entitled to and is in exclusive occupation and possession of each Property (subject to any Occupational Interests) and has good and marketable title to each of the relevant Lease.

11.3	So far as the Seller is aware:

(A)	no Group Company has any liability (whether actual or contingent) as tenant, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any real property other than the Properties;

(B)	no Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or lease, or any other legal or equitable right, estate or interest in any real properties other than the Properties;

(C)	the Leases are free from any Encumbrance;

(D)	no outgoings other than business rates, water rates or utilities (all of which have been paid as and when they became due) and no material item of expenditure have been incurred in the past twelve (12) months or, so far as the Seller is aware, are planned to be incurred in the next twelve (12) months in relation to any Property by any Group Company, or, so far as the Seller is aware, by the landlord under any Leases, which in each case is recoverable from or payable by a Group Company; and

(E)	no Group Company has received written notice of any matter which would prevent the relevant Group Company from carrying on its existing business from the relevant Property in materially the same manner and at materially the same cost as at present.

11.4	The current use in respect of each of the Properties is the permitted lawful use under the applicable Law.

11.5	In relation to each of the Leases and each of the Occupational Interests:

(A)	all rents, licence fees, insurance, service charge and other monies due and payable under them have been paid;

(B)	no Group Company has failed to observe and perform in all material respects any covenants, restrictions, stipulations and other Encumbrances, and no written notices of breach have been received by or served on a Group Company in respect of the same;

(C)	there are no rent reviews outstanding materially beyond their due date under the relevant Lease, or otherwise in progress or deferred;

(D)	no collateral assurances, waivers, undertakings or concessions have been made or entered into by a Group Company, other than in the ordinary course of business;

(E)	in the past two (2) years, no Group Company has failed to observe and perform in all material respects any covenants contained in the Leases and Occupational Interests and, in the two (2) years prior to the date of this Agreement, no Group Company has served a notice of material breach on a counterparty of any Leases or Occupational Interests in respect of a counterparty’s covenants in the same; and

(F)	all consents required for the grant of each of the Leases and Occupational Interests have been obtained by a Group Company.

11.6	All title deeds and documents which are necessary to prove a Group Company’s title to each of the Properties are in the possession or under the control of a Group Company.

11.7	All break notices served by any Group Company in respect of any of its leases for Material Offices and Warehouses have been validly served, if any, in accordance with the terms of the relevant leases.

12.            Transactions with the Retained Group

12.1	Save as contemplated by this Agreement, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and the Retained Group or any of its Representatives (save for ordinary course cash pooling, tax consolidation arrangements, product and services supply or trade debts).

12.2	Neither the Seller nor any other member of the Retained Group has assigned to any person the benefit of a claim against any of the Group Companies to which the Seller or another member of the Retained Group would otherwise be entitled.

13.            Litigation and compliance with Law

13.1	No Group Company is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is material in the context of the business of the Group taken as a whole (other than as claimant in the collection of debts arising in the ordinary course of the business) and has a claim value of at least €500,000.

13.2	So far as the Seller is aware, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group is pending or threatened which has a claim value of at least €500,000.

13.3	So far as the Seller is aware, no Group Company nor any of their respective directors, employees, agents, representatives or any other person acting on a Group Company’s behalf is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with, or an offence under, any Anti-Corruption and Anti-Money Laundering Laws.

13.4	No Group Company has: (A) made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any matter relating to non-compliance with or an offence under any Anti-Corruption and Anti-Money Laundering Laws; or (B) received written notice from any Governmental Entity in respect of such proceedings or investigations and, so far as the Seller is aware, no such proceedings or investigations have been threatened in writing and there are no circumstances likely to give rise to any such proceedings or investigation.

13.5	Each Group Company has maintained procedures which are designed to ensure compliance with Anti-Corruption and Anti-Money Laundering Laws by each Group Company and any of their respective directors, officers, employees, agents, representatives or any other person acting on a Group Company’s behalf.

13.6	The Group has at all times maintained complete and accurate books and records required by Law, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.

13.7	Each Group Company has, for the past four (4) years:

(A)	complied in all material respects with Trade Control Laws and Sanctions Laws;

(B)	maintained in place and implemented controls and systems designed to ensure compliance with Trade Control Laws and Sanctions Laws;

(C)	not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and

(D)	not been the whole or partial subject of investigations or enforcement actions by any Governmental Entity with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified in writing of any such pending or threatened actions.

13.8	No Group Company nor, so far as the Seller is aware, any shareholder, director, officer, or employee or agent of a Group Company is:

(A)	a Sanctioned Person;

(B)	subject to debarment or any list-based designations under any Trade Control Laws and Sanctions Laws; or

(C)	engaged in transactions, dealings, or activities that might reasonably be expected to cause such person or any Group Company to become a Sanctioned Person or that will expose the relevant Group Company to any materially adverse or restrictive measures being imposed against it under any Sanctions Laws or Trade Control Laws.

14.            Environment, Health & Safety

14.1	Each Group Company has obtained, and in the past three (3) years has been materially in compliance with, all EHS Consents. All EHS Consents are in full force and effect and, so far as the Seller is aware, there are no facts, matters or circumstances (including the transaction contemplated under this Agreement) that are reasonably likely to lead to the revocation, suspension, material variation or non-renewal of any EHS Consent.

14.2	So far as the Seller is aware, as at the date of this Agreement or Closing (as applicable), in respect of the Group, no material expenditure is:

(A)	required to comply with EHS Laws;

(B)	required to comply with the EHS Consents; or

(C)	proposed in relation to any EHS Matters,

and, so far as the Seller is aware, there are no circumstances reasonably likely to give rise to such material expenditure.

14.3	So far as the Seller is aware, no Group Company has any material liability under EHS Laws in relation to any real property former owned, occupied, or used by any Group Company or in connection with the Group’s business.

14.4	So far as the Seller is aware, all material reports and audits commissioned in the last three (3) years by, or in relation to, a Group Company relating to EHS Matters and arising out of the Group’s activities or in relation to any real property currently owned, occupied or used by the Group as at the date of this Agreement are included in the Data Room.

15.            Insurance

15.1	A summary of all material insurance policies maintained by the Group as at the date of this Agreement are contained in the Data Room (the “Insurance Policies”).

15.2	All premiums due and payable on each Insurance Policy have been paid as at the date of this Agreement.

16.            Tax

16.1	All Tax obligations (including payment of Taxes) and all the Tax Returns that were required by Law or by any ruling, clearance, confirmation or consent of a Tax Authority to have been fulfilled or filed with a Tax Authority by any Group Company in relation to fiscal years for which the relevant statute of limitation for tax assessment purposes has not expired at the date of this Agreement have been timely and duly fulfilled or filed in accordance with applicable Laws and its relevant applicable interpretation with respect to all applicable Taxes, and all such Tax Returns were and remain true, accurate and complete in all respects pursuant to and in accordance with the applicable Laws.

16.2	No claim for assessment, injunction or request for payment of or with respect to Tax or notice of assessment or other written notices or enquiries in relation to Tax has been asserted against any Group Company in relation to fiscal years for which the relevant statute of limitation for tax assessment purposes has not expired at the date of this Agreement, nor is the Seller aware (having made reasonable enquiries) of any circumstances on which such a claim can be validly based, or of any Tax investigation, audit, examination, claim, dispute, enquiry or visit by any Tax Authority or other similar proceeding pending or threatened with respect to any Taxes (or from which a Tax assessment, injunction or request for payment of Tax may arise).

16.3	All Tax for which each Group Company has been liable to pay or is liable to account (whether or not shown to be due on any Tax Returns) has been duly, timely and entirely paid (insofar as such Tax ought to have been paid) in accordance with applicable Law. All Taxes which are not yet due and payable but which relate to periods ending on or before the date of this Agreement have been provided for in the books and records of the Group in compliance with the applicable Law.

16.4	No Group Company is or has, in relation to fiscal years for which the relevant statute of limitation for tax assessment purposes has not expired at the date of this Agreement, been, liable to pay any penalty, interest, fine, surcharge or other similar payment in connection with any Tax.

16.5	The Group Companies’ Statutory Accounts make full provision or reserve in accordance with generally accepted accounting practice in respect of any period ended on or before 31 March 2024 for all Tax assessed on any Relevant Company, or for which any Relevant Company is accountable at that date, whether or not such Relevant Company has (or may have) any right of reimbursement against any other person. Provision has been made and shown in the Relevant Companies respective Statutory Accounts, for the financial year ending on 31 March 2024 for deferred Tax in accordance with generally accepted accounting practice as at 31 March 2024.

16.6	All Taxation has, so far as has been required by law to be deducted, withheld or retained, been deducted, withheld or retained from all payments made (or treated as made) by each Group Company and all amounts so deducted or withheld, including wage tax, have been properly accounted for and paid, within applicable time limits, to the Tax Authority, including for the avoidance of doubt all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

16.7	Each Group Company has not been incorporated with the principal purpose of obtaining a tax benefit and has not, at any time in any fiscal years for which the relevant statute of limitation for tax assessment purposes has not expired at the date of this Agreement, been treated as resident in any other jurisdiction for any Tax purposes (including but not limited to any treaties for the avoidance of double taxation). No Group Company has, or has had in any fiscal years for which the statute of limitation for tax assessment purposes has not expired at the date of this Agreement, a permanent establishment (including for VAT purposes), nor is it or has it otherwise been subject to Tax, outside its jurisdiction of incorporation (except in respect of VAT). For the avoidance of doubt, for the purposes of this paragraph 16.7, a Group Company simply having a VAT registration outside its jurisdiction of incorporation shall not be considered as that Group Company having a permanent establishment for these purposes.

16.8	Each Group Company has for fiscal years for which the statute of limitation for tax assessment purposes has not expired at the date of this Agreement, complied in all respects with all statutory provisions, rules, regulations, orders and directions in relation to the business of the Group concerning VAT (and including but not limited to other indirect taxes) and any payroll Taxes and social security contributions including the making on time of accurate and complete returns and payments and the proper maintenance and preservation of records, and no Group Company has, in fiscal years for which the statute of limitation for tax assessment purposes has not expired at the date of this Agreement, been given any penalty, notice or warning in respect of the same.

16.9	Each Group Company that is required to be registered for Tax (including but not limited to VAT or other indirect taxes) is so registered and is a taxable person for the purposes of the Tax legislation applicable to it (including but not limited to VAT or other indirect taxes) and it is entitled to fully recover input VAT attributable to the business of the Group or the single entity, in accordance with its VAT profile.

16.10	No Group Company is liable for any Tax which is the primary liability of any person other than a Group Company. No Group Company is a party to or bound by any Tax allocation or sharing agreement, nor does any Group Company have any outstanding liability for Tax pursuant to any Tax allocation or sharing agreement that it was (but is no longer) a party to, or bound by, in the last five years.

16.11	All agreements, arrangements or transactions entered into by the Seller, each Group Company or any entity or person who is a related party are on arm’s length terms, and the relevant Group Company retains full records, contemporaneous documents and other evidence sufficient to satisfy any requirement to demonstrate that the relevant agreement, arrangement or transaction to which it was a party was entered into on arm’s length terms, which are required to be retained by any relevant Law.

16.12	The Group maintains complete and accurate books of accounts as required by the Law and the application thereof by the competent Tax Authority, records, invoices and all the other information in relation to Tax that meet all legal and tax deduction requirements.

16.13	All Reliefs utilised by each Group Company to offset the payment of Taxes were properly computed and utilised in accordance with applicable Laws. All the documentation required by the applicable Law and supporting the entitlement to benefit from all Reliefs that have been applied before the date of this Agreement or that exist as at the date of this Agreement is duly kept by the relevant Group Company.

16.14	All stamp duties or similar transfer taxes (including interest and penalties) in respect of all documents or transactions necessary to establish any Group Company’s right or title to any asset have been paid, and all such documents requiring stamping have been duly stamped.

16.15	No Group Company has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

16.16	Each Group Company has withheld and remitted to the competent Tax Authorities any withholding tax and reported the related withholding obligation (if applicable) which may be due in respect of the payments of interests, dividends and royalties to its shareholders or any other parties. The shareholders of each Group Company or any other parties are the beneficial owners (with the meaning provided under the applicable treaties for the avoidance of double taxation), for the purposes of the application of any reduced rate WHT or any WHT exemption, of the payments performed by the Group Company in relation to dividends, interest and royalties and all the documentation required to apply the reduced WHT rate under the applicable double taxation arrangements has always been duly and timely collected and kept by each Group Company for the purpose of benefit from the treaty conditions.

16.17	Any transaction carried out by any Group Company (and/or the Seller and/or any other Group Company) prior to Completion has been and is supported by valid economic reasons, other than mere Tax purposes and has been carried out in compliance with the applicable anti-abuse rules.

The implementation of the transactions contemplated under this Agreement will not give rise to any deemed disposal or realisation by any Group Company of any asset or liability for any Tax purpose.

17.            Extraordinary Transactions

17.1	In respect of the agreements relating to any investment or divestment of the share capital of another company or assets constituting a business entered into by a Group Company with a third party during the last five years (the “Extraordinary Transactions Contracts”):

(A)	all consideration owed under such Extraordinary Transactions Contracts has been paid and there are no outstanding liabilities of the Group Companies under an Extraordinary Transactions Contract; and

(B)	no Group Company has sent nor received any notice of any claim under any Extraordinary Transactions Contract, and there is no outstanding litigation in relation thereto.

17.2	No Group Company has any outstanding obligation in relation to the termination of the potential transaction announced by the Seller and the Farfetch group on 24 August 2022, pursuant to which the Seller would have sold certain of its shares in the Company to the Farfetch group (among others).

18.	No Brokers

There is no person that is entitled to a finder’s fee or any type of brokerage commission or brokerage fee from the Purchaser or any Group Company in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding entered into by such person with the Seller or any Group Company.

19.	Data Room

The contents of the Data Room have been provided to the Purchaser and its Representatives by the Seller acting in good faith and, as at the date of the Agreement, to the knowledge of the Seller there is no material fact that has not been disclosed to the Purchaser or its Representatives (whether in the Data Room or otherwise) which could be reasonably expected, based on the Seller’s understanding of the Business Plan and the Purchaser’s communicated intentions for the business of the Group, to cause the Purchaser to decide to not enter into this Agreement or to do so on materially different terms.

Schedule 4

(Limitations on liability)

1.            Financial limits on Indemnification Obligations

Seller Warranties

1.1	The aggregate liability of the Seller in respect of all Seller Indemnification Obligations (other than in respect of Fundamental Warranties) (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with the same) shall not exceed EUR 25,000,000.

1.2	The aggregate liability of the Seller in respect of all Seller Indemnification Obligations (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with such Seller Indemnification Obligations) shall not exceed the Consideration Shares Value.

1.3	The Seller shall not be liable in respect of any single claim under the Seller Indemnification Obligations (other than in respect of a Fundamental Warranty) and such claim shall be disregarded for all purposes, unless the amount of liability of the Seller pursuant to that claim (or series of claims arising from the same or related matters) would (but for this paragraph 1.3) exceed EUR 1,000,000.

1.4	The Seller shall not be liable pursuant to any Seller Indemnification Obligation (other than in respect of a Fundamental Warranty) unless the aggregate liability of the Seller for all claims under the Seller Indemnification Obligations (other than in respect of Fundamental Warranties), disregarding claims excluded under paragraph 1.3 above, would exceed EUR 4,000,000, in which case the Seller shall be liable for the excess only.

General

1.5	Unless otherwise specified, each reference to a paragraph or Part in this Schedule is to a paragraph or Part of this Schedule 4 (Limitations on liability).

1.6	For the purposes of this paragraph 1, the liability of the Indemnifying Party in respect of an Indemnification Obligation shall mean the amount in respect of the Indemnification Obligation for which the Indemnifying Party:

(A)	admits liability to the Indemnified Party in writing;

(B)	enters into a settlement agreement with the Indemnified Party providing for the obligation to pay the relevant Loss; or

(C)	is found to be liable pursuant to Clause 25 (Arbitration) of this Agreement.

1.7	Any multiples or other financial formulas used, expressly or otherwise, by the Purchaser in order to evaluate the Shares, Group Companies and/or the transactions contemplated herein, shall not be taken into account for the purposes of the determination of any Loss.

2.            Time limits on Indemnification Obligations

2.1	The Indemnifying Party shall not be liable in respect of any claim for an Indemnification Obligation (other than: (1) if the relevant Indemnifying Party is the Seller, a claim in respect of a Fundamental Warranty or a Tax Warranty; and (2) if the relevant Indemnifying Party is the Purchaser, a claim in respect of a Fundamental Purchaser Warranty) and any such claim pursuant to an Indemnification Obligation shall be wholly barred and unenforceable unless the Indemnified Party has given notice in writing of such claim to the Indemnifying Party within the period of eighteen (18) months from the Completion Date.

2.2	The Indemnifying Party shall not be liable in respect of any claim pursuant to an Indemnification Obligation that is a claim in respect of a Tax Warranty or a Fundamental Warranty, if the relevant Indemnifying Party is the Seller, or a Fundamental Purchaser Warranty, if the relevant Indemnifying Party is the Purchaser (and any such claim pursuant to an Indemnification Obligation shall be wholly barred and unenforceable), unless the Indemnified Party has given notice in writing of such claim to the Indemnifying Party within the period of six (6) years from Completion, in relation to a Fundamental Warranty or Fundamental Purchaser Warranty, as the case may be, and, in relation to a Tax Warranty, by the date falling 45 (forty-five) days after the expiration of the relevant statute of limitations for tax assessment purposes applicable to any subject matter of the Tax Warranty (in this latter case, with respect to the Purchaser only).

2.3	No claim shall be brought against the Indemnifying Party, unless the Indemnified Party has given notice in writing of such claim to the Indemnifying Party as soon as reasonably practicable and, under penalty of forfeiture, no later than forty-five (45) Business Days of becoming aware both of the facts, matters or circumstances giving rise to such claim for an Indemnification Obligation and that such facts, matters or circumstances give rise to (or are reasonably likely to give rise to) such Indemnification Obligation (the “Notice of Claim”). The Notice of Claim shall specify whether or not the Indemnification Obligation arises as a result of a Third-Party Claim (as defined in paragraph 15 below) and shall also include such detail as is reasonably available to the Indemnified Party at the time of the relevant facts and circumstances giving rise to such claim for an Indemnification Obligation, its bona fide estimate of any alleged Loss suffered and the specific Warranties, Specific Indemnities, or Purchaser Warranties, as the case may be, which are alleged to have been breached.

2.4	If and to the extent that the fact, matter, event or circumstance giving rise to an Indemnification Obligation is capable of remedy, the Indemnifying Party shall not be liable for such Indemnification Obligation if it is remedied to the reasonable satisfaction of the Indemnified Party within thirty (30) Business Days of the date of the notice referred to in paragraph 2.3.

2.5	The Indemnifying Party shall not be liable in respect of an Indemnification Obligation and any liability of the Indemnifying Party in respect of that Indemnification Obligation shall absolutely determine and cease (if and to the extent not previously satisfied, withdrawn or settled), unless legal proceedings in respect of such Indemnification Obligation: (A) have been issued and served on the Indemnifying Party; and (B) have not been withdrawn or terminated and are continuing to be pursued with reasonable diligence by the Indemnified Party, in each case within six (6) months after the date of the Notice of Claim is given in accordance with paragraph 2.3 or, in the case of a contingent liability, six (6) months after such liability becomes an actual liability.

3.            Basis of claims for Indemnification Obligations

3.1	A claim for a Seller Indemnification Obligation may only be made by the Purchaser.

3.2	A claim for a Purchaser Indemnification Obligation may only be made by the Seller.

4. Consequential loss

The Indemnifying Party shall not be liable for any consequential or indirect, punitive loss, whether actual or prospective, in respect of any Indemnification Obligation.

5.            Disclosure

5.1	The Seller shall not be liable for the Seller Indemnification Obligations (except for any claim in relation to any Fundamental Warranty) if and to the extent that the fact, matter, event or circumstance giving rise to such Seller Indemnification Obligation is Fairly Disclosed in, as applicable:

(A)	the Disclosure Letter;

(B)	the Data Room; or

(C)	this Agreement.

5.2	The Purchaser shall not be liable for the Purchaser Indemnification Obligations (except for any claim in relation to any Fundamental Purchaser Warranty) if and to the extent that the fact, matter, event or circumstance giving rise to such Purchaser Indemnification Obligation is Fairly Disclosed in, as applicable:

(A)	the Purchaser Disclosure Letter;

(B)	The MYTE Data Room; or

(C)	this Agreement.

5.3	Any fact, matter or circumstance which is considered Fairly Disclosed to the Purchaser shall be considered Fairly Disclosed, provided that such fact, matter or circumstance has actually been disclosed by or on behalf of the Seller to the Purchaser or its advisers (which shall include, for the avoidance of doubt, such documents being made available in the Data Room on the basis set out in the Disclosure Letter).

5.4	Any fact, matter or circumstance which is considered Fairly Disclosed to the Seller shall be considered Fairly Disclosed, provided that such fact, matter or circumstance has actually been disclosed by or on behalf of the Purchaser to the Seller or its advisers (which shall include, for the avoidance of doubt, such documents being made available in the MYTE Data Room on the basis set out in the Purchaser Disclosure Letter).

6.            Knowledge and exclusions

6.1	The Purchaser shall not be entitled to bring or participate in a claim under any Seller Indemnification Obligation (other than in respect of Fundamental Warranties) if, in respect of a claim for such Seller Indemnification Obligation, the Purchaser has actual knowledge, as at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of that claim and which may give rise to a breach of any Warranty.

6.2	The Seller shall not be entitled to bring or participate in a claim under any Purchaser Indemnification Obligation (other than in respect of Fundamental Purchaser Warranties) if in respect of a claim for such Purchaser Indemnification Obligation, the Seller has actual knowledge, as at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of that claim and which may give rise to a breach of any Purchaser Warranty.

6.3	For the purposes of a Seller Indemnification Obligation under paragraph 6.1, actual knowledge of the Purchaser shall mean the actual knowledge of any of Michael Kliger, Martin Beer, Sebastian Dietzmann, Philipp Barthold, Björn Kastl and Richard Johnson as at the date of this Agreement.

7.	Contingent liabilities

No Indemnifying Party shall be obliged to pay any amount in respect of a claim under any Indemnification Obligation which arises by reason of any contingent liability unless and until such contingent liability becomes an actual liability and is due and payable by the Indemnifying Party.

8.	Insurance

No Indemnifying Party shall be liable to pay any amount in respect of any claim under any Indemnification Obligation to the extent that the Indemnified Group is covered by any insurance policy in respect of the fact, matter, event or circumstance giving rise to such claim and the Indemnified Group actually receives insurance monies pursuant to such insurance policy.

9.	Alternative and subsequent recovery

9.1	No Indemnifying Party shall be liable to pay any amount in respect of any claim under any Indemnification Obligation if: (i) the Loss to which the relevant claim relates has otherwise been made good in full or has otherwise been compensated for in full without loss to the Indemnified Group; (ii) to the extent a cash payment for the matter giving rise to the relevant claim has been made, or the matter is otherwise settled (to the extent of the settlement), before Completion; or (iii) a liability is otherwise included in the calculation of Financial Indebtedness.

9.2	If an Indemnifying Party pays any amount pursuant to a claim under any Indemnification Obligation and the Indemnified Group subsequently becomes entitled to recover from a third party a sum which is referable to that claim (including any discount, Relief or credit), the Indemnified Party shall give prompt notice to the Indemnifying Party, and shall (or shall procure) that it and any relevant member of the Indemnified Group use commercially reasonable endeavours to recover from such third party, provided that the Indemnifying Party shall first pay an amount to the Indemnified Party so as to indemnify it and the Indemnified Group to the reasonable satisfaction of the Indemnified Party against all losses, reasonable costs, damages and reasonable expenses, including additional Tax (or Tax that would have been incurred but for the use or set-off of a Relief), which may be incurred thereby. If any amount is actually recovered from such third party, then such amount (up to the amount actually paid by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party less any Tax chargeable on the Indemnified Party thereon (or Tax that would have been chargeable but for the use or set-off of a Relief) and any costs of recovery to the extent that such costs have not previously been reimbursed to the Indemnified Party by the Indemnifying Party.

9.3	The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make, and shall procure that no member of the Purchaser Group (or, after Completion, any Group Company makes), any claim against any employee, director, agent, officer or adviser of the Seller or any member of the Retained Group or the Group or any employee of the foregoing on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement.

9.4	The Seller agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make, and shall procure that no member of the Retained Group (or, before Completion, any Group Company) makes, any claim against any employee, director, agent, officer or adviser of the Purchaser or any member of the Purchaser Group or the Group or any employee of the foregoing on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement.

10.	No duplication of recovery

The Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity, or require such payment, reimbursement, restitution or indemnity be made or paid to it more than once in respect of the same Loss, regardless in each case of whether more than one Indemnification Obligation (or claim arising thereunder) arises in respect of such Loss, and for this purpose recovery by the Indemnified Party or any of its Affiliates (which shall, for the avoidance of doubt, include recovery by the Company in respect of a Seller Indemnification Obligation (other than in respect of a Fundamental Warranty)) shall be deemed to be a recovery by the Indemnified Party.

11.	Future changes

11.1	No Indemnifying Party shall be liable in respect of any Indemnification Obligation if such Indemnification Obligation would not have arisen but for, or is increased directly or indirectly as a result of:

(A)	any alteration to or enactment of any Law, rule, regulation, treaty, or other legislative action which was announced and enacted after the date of this Agreement (whether relating to Taxation, rates of Taxation or otherwise);

(B)	any change after the date of this Agreement of any interpretation formally expressed by any Governmental Entity or application of any of the foregoing by any Governmental Entity or in the enforcement policy or practice of the relevant authorities;

(C)	any voluntary act or omission of the Indemnified Party or the Indemnified Group or any voluntary act or omission of the Group taken at the written request, or with the written consent, of the Indemnified Party;

11.2	The Seller shall not be liable in respect of any Seller Indemnification Obligation if such Seller Indemnification Obligation would not have arisen but for, or is increased directly or indirectly as a result of:

(A)	any change in accounting principles introduced by any applicable Law after the date of this Agreement or by the Purchaser, any member of the Purchaser Group or any member of the Group after the Completion Date and any change in the accounting, internal, regulatory or Tax policies or practices introduced by the Purchaser, any member of the Purchaser Group or any member of the Group after the Completion Date except where such change is made in order to comply with any applicable Law as at Completion;

(B)	the withdrawal or amendment of or change to any published practice or published extra statutory concession of, or arrangement currently granted by or made with any Governmental Entity (including any Tax Authority) which was announced and enacted after the date of this Agreement; or

(C)	any change of Control or ownership of any member of the Group that occurs or is treated as occurring, or any voluntary action or omission made by any member of the Group following such change where such action or omission is otherwise than in the ordinary course of business of such member as carried on prior to such change.

12.	Duty to mitigate

Nothing in this Agreement shall relieve any party of its duty to mitigate its loss.

13.	Accounts and other information

13.1	No matter shall be the subject of a claim for (1) a Seller Indemnification Obligation (except for any claim in relation to any Fundamental Warranty) to the extent of any allowance, provision or reserve in respect of such matter is made in the Statutory Accounts or the Group Management Accounts (as defined in Schedule 3 (Warranties)); or (2) a Purchaser Indemnification Obligation (except for any claim in relation to any Fundamental Purchaser Warranty) to the extent of any allowance, provision or reserve in respect of such matter is made in the Mytheresa Report and Accounts; provided that this paragraph shall only limit the liability of the Seller or the Purchaser (as applicable) to the extent any allowance, provision or reserve is expressly stated in such accounts or financial information.

13.2	Without prejudice to Clause 19, the Purchaser acknowledges and agrees that the Seller does not give or make any warranty, undertaking, representation, promise or other statement as to the accuracy of the financial projections, forecasts, estimates, projections, budgets, management analysis, estimations, future profitability and financial performance of any member of the Group or the Retained Group (as applicable), statements of intent or statements of expressed opinion provided to the Purchaser or its Representatives (however so provided including if disclosed by the Seller, or its Representatives, to the Purchaser or its Representatives, prior to or on the Completion Date), including the Disclosure Letter or any other information supplied to or made available to the Purchaser (including in the Data Room).

13.3	Without prejudice to Clause 19 (Entire Agreement), the Seller acknowledges and agrees that the Purchaser does not give or make any warranty, undertaking, representation, promise or other statement as to the accuracy of the financial projections, forecasts, estimates, projections, budgets, management analysis, estimations, future profitability and financial performance of any member of the Purchaser Group or the Purchaser (as applicable), statements of intent or statements of expressed opinion provided to the Seller or its Representatives (however so provided including if disclosed by the Purchaser, or its Representatives, to the Seller or its Representatives, prior to or on the Completion Date), including the Purchaser Disclosure Letter or any other information supplied to or made available to the Seller (including in the MYTE Data Room).

14.	Fraud (dolo)

The provisions of this Schedule 4 (Limitations on liability) shall not apply in respect of an Indemnification Obligation if it is (or the delay in the discovery of which is) the consequence of fraud (dolo) by the Indemnifying Party.

15.	Third party claims and conduct of litigation

15.1	Upon the Purchaser or any member of the Purchaser Group becoming aware of any claim, action or demand or any other matter likely to give rise to any claim under the Seller Indemnification Obligations, in each case, as a result of or in connection with a claim by a party not party to this Agreement (a “Third-Party Claim”), the Purchaser shall:

(A)	promptly and in any event within twenty (20) Business Days of becoming aware of such Third-Party Claim, under penalty of forfeiture, notify the Seller by written notice including such reasonable detail as is reasonably available to the Purchaser at that time of the relevant facts and circumstances giving rise to such Third-Party Claim (including the amount of such claim, if possible);

(B)	subject to the Seller agreeing to indemnify the Purchaser in a form reasonably satisfactory to the Purchaser against any: (i) liability; (ii) reasonable cost; (iii) damage; (iv) amount due pursuant to any provisionally executive title or order (provvedimenti provvisoriamente esecutivi), including, without limitation, those according to, among others, Art. 68 of the Legislative Decree December 31, 1992, no. 546, art. 14 and 15 of the Presidential Decree September 29, 1973 no. 602, art. 19 of the Leg. Decree December 18, 1997, no. 472, art. 54, 55 and 56 of the Presidential Decree April 26, 1986, no. 131, art. 1, par. 163-171 of the Law no. 296/2006; or (v) or reasonable expense which may be properly incurred or, as the case may be, properly increased, thereby (but without thereby implying any admission of liability on the part of the Seller), promptly take such action and give such information and access to personnel, premises, books, records and documents (including in electronic form) (which the Purchaser shall procure are preserved) to the Seller or other relevant member of the Retained Group, and their professional advisers as the Seller or such other relevant member of the Retained Group may reasonably request and the Seller shall be entitled to require any relevant member of the Retained Group to take such reasonable action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim, action or demand in respect thereof or adjudication with respect thereto;

(C)	at the request of the Seller, subject as provided in paragraph (B) above, allow the Seller to take the sole conduct of such claims, actions or demands as the Seller may deem appropriate and acting diligently in the name of the Purchaser and/or the relevant Group Company and in connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such professional advisers as the Seller or such other member of the Retained Group may nominate to act on behalf of the Purchaser and/or the relevant Group Company, as appropriate, but to act solely in accordance with the instructions of the Seller or other member of the Retained Group;

(D)	make no admission of liability, agreement, settlement or compromise with any third party (including any Governmental Entity) in relation to any such claim, action or demand or adjudication without the prior written consent of the Seller (which shall, if given, not imply any admission of liability on the part of the Seller); and

(E)	take or procure that there is taken all reasonable action to mitigate any Loss suffered or incurred by it or the Purchaser in respect of which a claim could be made under the Warranties.

15.2	The Seller shall keep the Purchaser duly and timely informed of the status of and material developments in relation to any Third-Party Claim and shall use reasonable endeavours to: (A) consult with the Purchaser and/or the relevant member of the Group (and their professional advisers) in respect of the Third-Party Claim; and (B) allow the Purchaser (and its professional advisers) the opportunity to make representations and recommendations in respect of the matter giving rise to the Third-Party Claim before any material action in relation thereto is taken.

15.3	The Seller shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim without admission of any wrongdoing and without prejudice to the limitations in this Schedule 4 (Limitations on liability).

15.4	Any failure by the Purchaser to comply with the provisions of this paragraph 15 shall not prevent a claim under any Seller Indemnification Obligation by the Purchaser or extinguish any liability of the Seller under the relevant Warranty but may be taken into account in calculating any such liability of the Seller to the extent that the Seller reasonably establishes in good faith that such liability is increased by such failure.

16.	Tax losses

The Seller shall not be liable in respect of any Seller Indemnification Obligation, in each case in respect of any liability for, or in respect of, Tax, to the extent that there are relevant Tax losses in the Group that are effectively available to mitigate or extinguish the relevant liability for, or in respect of, Tax.

Schedule 5

(Conversion rate adjustment)

[***]

Schedule 6

(Conduct of business before Completion)

Part A

(Restricted matters)

[***]

Part B

(Permitted matters)

[***]

Schedule 7

(Material Properties)

Part A

(Material Offices)

[***]

Part B

(Warehouses)

[***]

Schedule 8

(Financial Statement)

Part A

Accounting principles and policies

[***]

Part B

Specific accounting policies

[***]

Part C

[***]

Schedule 9

(OTB)

[***]

Schedule 10

(Contracts)

[***]

Schedule 11

(Financial Indebtedness)

[***]

Schedule 12

(Consideration Shares Calculation)

Dilutive Securities for the purposes of limb (B) of the calculation of the Fully Diluted Mytheresa Share Capital shall be treated as follows:

(i)	Forfeited Dilutive Instruments shall not be included; and

(ii)	in the case of share options (excluding, for the avoidance of doubt, RSUs and PSUs which are subject to paragraphs (iii) and (iv) below):

1.	a number of Mytheresa Shares equal to the number of In the Money Options which have vested or are due to vest before 1 January 2026 shall be included; and

2.	a number of Mytheresa Shares equal to 90 per cent. of the number of In the Money Options which are due to vest on or after 1 January 2026 shall be included;

3.	a number of Mytheresa Shares equal to 33.0 per cent. of the number of Out of the Money Options shall be included,

where:

“20 Day VWAP” means the VWAP for the twenty (20) Trading Day period ending three (3) Trading Days prior to the Completion Date (or the last day on which Mytheresa ADSs are listed on the NYSE, if not so listed at Completion);

“In the Money Options” means such share options (whether vested or unvested) for which the exercise price is equal to or less than the 20 Day VWAP; and

“Out of the Money Options” means such share options (whether vested or unvested) for which the exercise price is greater than the 20 Day VWAP;

(iii)	in the case of restricted stock units (“RSUs”) the vesting of which is subject to time:

1.	a number of Mytheresa Shares equal to the number of such RSUs which have vested or are due to vest before 1 January 2026 shall be included; and

2.	a number of Mytheresa Shares equal to 90 per cent. of the number of such RSUs which are due to vest on or after 1 January 2026 shall be included;

(iv)	in the case of performance stock units (“PSUs”) the vesting of which is subject to the performance of the Purchaser Group, a number of Mytheresa Shares equal to 50 per cent. of the number of such PSUs shall be included;

(v)	in the case of phantom shares, an equivalent number of Mytheresa Shares by reference to which the economics underling such phantom shares are calculated shall be included;

(vi)	without double counting, and in priority to the above, if any Dilutive Security accelerates as a consequence of the consummation of the transaction contemplated by the Agreement, the full number of Mytheresa Shares issuable pursuant to such Dilutive Securities shall be included; and

(vii)	in the case of any other Dilutive Security which are not covered by (i) to (v) above (including pursuant to an employee share purchase programme), a number of Mytheresa Shares equal to all of the Mytheresa Shares issuable or calculated by reference to such arrangements shall be included.

The calculation below is provided for illustrative purposes only, based on the Mytheresa Share price as at the date of this Agreement. For the avoidance of doubt, the calculation of the Mytheresa Fully Diluted Share Capital will start with the number of issued and outstanding Mytheresa Shares to be in issue immediately following Completion (per limb (A) of the definition of Mytheresa Fully Diluted Share Capital but before adding the Consideration Shares) – which is shown as 85,265,962 Mytheresa Shares as at 30 June 2024 in the table below) and will then apply the provisions set out above to the Dilutive Securities before finally taking into account the number of Consideration Shares to be issued. For the avoidance of further doubt, the bridge from the number of issued and outstanding Mytheresa Shares to “Ordinary Shares (diluted) (IFRS)” is given for illustrative purposes only and does not impact the calculation of the Mytheresa Fully Diluted Share Capital.

[***]

Attachment 1

(Basic information about the Company)

(A)	Registered number:	02050461207

1.	Date of incorporation:	4 February 2000

2.	Place of incorporation:	Italy

3.	Address of registered office:	Via Morimondo 17, Milan, 20143, Italy

4.	Class of company:	Società per azioni

5.	Authorised share capital (if any):	Currency: Euro
Authorised: 1,411,940.94
6.	Issued share capital:	Number of shares: 138,420,741
Currency: Euro
Subscribed: 1,384,207.41
Paid-up: 1,384,207.41
7.	Members:

Full name	Registered address	Number of shares held

Richemont Italia	Via Benigno Crespi, n.	138,420,741
Holding S.p.A.	26, 20159 Milan, Italy

8.	Directors:

Full name	Service address	Nationality

Richard Philippe	Via Morimondo 17,	French
Lepeu	Milan, 20143, Italy

Thomas Wolfgang	Via Morimondo 17,	German
Christian Loest	Milan, 20143, Italy

Alison Brett Loehnis	Via Morimondo 17,	American
Milan, 20143, Italy

Frank John Vivier	Via Morimondo 17,	Swiss
Milan, 20143, Italy

Paola Agasso	Via Morimondo 17,	Italian
Milan, 20143, Italy

Massimo di Cesare	Via Morimondo 17,	Italian
Milan, 20143, Italy

Silvia Ponzoni	Via Morimondo 17,	Italian
Milan, 20143, Italy

9.	Secretary

Full name:
N/A

10.	Accounting reference date:	31 March

11.	Auditors:	PricewaterhouseCoopers S.p.A.

12.	Tax residence:	Italy

***

Should you agree with the above Proposal, please send back a copy of this Share Purchase Agreement duly signed by you, along with a complete set of its Schedules and Attachments, as unconditional and full acceptance of all terms and provisions provided therein.

Yours faithfully,

SIGNED by Axel Denis Meyer and Silvia Scagnelli acting for and on behalf of RICHEMONT ITALIA HOLDING S.P.A.	) ) ) ) ) )	(Authorised signatory) (Authorised signatory)

***

For acceptance.

Yours faithfully,

For and on behalf of

MYT NETHERLANDS PARENT B.V.

/s/ Michael Kliger	/s/ Martin Beer
Name: Michael Kliger	Name: Martin Beer
Title: Chief Executive Officer	Title: Chief Financial Officer

Ribbon – MYT SPA Acceptance Letter – Signature Page